UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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DELTA APPAREL, INC.
322 S. Main Street
Greenville, South Carolina 29601
Telephone (864) 232-5200
September 28, 2011

To Our Shareholders:
On behalf of the Board of Directors, Delta Apparel, Inc. invites you to attend the 2011 Annual Meeting of the shareholders of Delta Apparel, Inc. on Thursday, November 10, 2011. The Annual Meeting will be held at our administrative offices located at 2750 Premiere Parkway, Suite 100, Duluth, Georgia. The Annual Meeting will begin at 10:00 a.m. local time.
The attached Proxy Statement describes the matters that we expect to act upon at the Annual Meeting. If you were a shareholder of record as of the close of business on September 16, 2011, you will find enclosed a proxy card and an envelope in which to return the card. Your vote is very important. Whether or not you plan to attend the meeting, please complete, sign, date and return your enclosed proxy card at your earliest convenience. This will ensure representation of your common shares at the Annual Meeting if you are unable to attend.
We appreciate your continued support of Delta Apparel, Inc.
Sincerely,
Robert W. Humphreys
Chairman and Chief Executive Officer

DELTA APPAREL, INC.
322 S. Main Street
Greenville, South Carolina 29601
Telephone (864) 232-5200

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
November 10, 2011

It is my pleasure to invite you to attend the 2011 Annual Meeting of the shareholders (the "Annual Meeting") of Delta Apparel, Inc. ("Delta Apparel" or the "Company"), a Georgia corporation, on Thursday, November 10, 2011, at 10:00 a.m. local time. The meeting will be held at our administrative offices located at 2750 Premiere Parkway, Suite 100, Duluth, Georgia 30097.
At the Annual Meeting, shareholders will vote on the following matters, which are further described in the attached proxy statement (the "Proxy Statement"):

1.	Election of the eight nominees named in the Proxy Statement to the Board of Directors to serve until the 2012 annual meeting of shareholders or until their successors are duly elected and qualified;

2.	Re-approval of the Company's Short-Term Incentive Compensation Plan;

3.	Advisory vote on the compensation of the Company's named executive officers;

4.	Advisory vote on the frequency of future advisory votes on the compensation of the Company's named executive officers;

5.	Ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm ("independent auditors") for the fiscal year ending June 30, 2012;

6.	Action upon such other matters, if any, as may properly come before the meeting.
All shareholders are cordially invited to attend the Annual Meeting. Shareholders of record at the close of business on September 16, 2011 are entitled to vote at the meeting.
By Order of the Board of Directors,
Martha M. Watson
Secretary
September 28, 2011
Greenville, South Carolina

WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING, PLEASE SIGN, DATE AND RETURN YOUR PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.

PROXY STATEMENT
Annual Meeting of Shareholders
November 10, 2011
ABOUT THE ANNUAL MEETING AND VOTING

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on November 10, 2011:
This Proxy Statement and the 2011 Annual Report are available on our internet website at www.deltaapparelinc.com.

What is the purpose of the Annual Meeting?
At the Annual Meeting, the shareholders will act upon the matters outlined in the Notice of Meeting on the first page of this Proxy Statement, including the election of the eight nominees as directors, the re-approval of the Short-Term Incentive Compensation Plan, an advisory vote on the compensation of the named executive officers, an advisory vote on the frequency of the advisory vote on the compensation of the named executive officers, and the ratification of Ernst & Young LLP as the independent auditors. Such proxy may also be voted by the persons named in the proxy in their discretion upon such other business as may be properly brought before the meeting. This Proxy Statement summarizes the information you need to know to vote at the Annual Meeting. This Proxy Statement and form of proxy were first mailed to shareholders on or about September 28, 2011.

Where will the Annual Meeting be held?
The 2011 Annual Meeting will be held on Thursday, November 10, 2011 at 10:00 a.m. local time at our administrative offices located at 2750 Premiere Parkway, Suite 100, Duluth, Georgia 30097.

Who can attend the Annual Meeting?
Only Delta Apparel shareholders as of the close of business on Friday, September 16, 2011 (the "Record Date") may attend the Annual Meeting.

Who is soliciting my vote?
The Company's Board of Directors (the "Board") is soliciting your proxy to vote at the Annual Meeting.

What am I voting on?
You are voting on five proposals:

1.	The election of the following eight nominees to the Board of Directors to serve until the 2012 annual meeting of shareholders or until their successors are duly elected and qualified;

James A. Cochran	Robert W. Humphreys
Sam P. Cortez	E. Erwin Maddrey, II
Dr. Elizabeth J. Gatewood	David T. Peterson
Dr. G. Jay Gogue	Robert E. Staton, Sr.

2.	The re-approval of the Company's Short-Term Incentive Compensation Plan;

3.	Advisory vote on the compensation of the Company's named executive officers;

4.	Advisory vote on the frequency of future advisory votes on the compensation of the Company's named executive officers; and

5.	Ratification of the appointment of Ernst & Young LLP ("E&Y") as our independent auditors.

What are the voting recommendations of the Board?
The Board recommends the following votes:

1.	FOR each of the eight director nominees to the Board ("Proposal No. 1");

2.	FOR the re-approval of the Company's Short-Term Incentive Compensation Plan ("Proposal No. 2");

3.	FOR the approval of the compensation of the company's named executive officers ("Proposal No. 3");

4.	FOR the approval of an annual shareholder advisory vote on the approval of the compensation of the Company's named executive officers ("Proposal No. 4"); and

5.	FOR the ratification of the appointment of E&Y as our independent auditors for the fiscal year ending June 30, 2012 ("Proposal No. 5").

Will any other matters be voted on?
The Board does not intend to present any other matters at the Annual Meeting and we do not know of any other matters that will be brought before the shareholders for a vote at the Annual Meeting. If any other matter is properly brought before the Annual Meeting, your signed proxy card gives authority to the persons named in the proxy to vote on such matters in their discretion in accordance to their best judgment.

Who is entitled to vote?
Only shareholders of record at the close of business on the Record Date, will be entitled to vote at the Annual Meeting.

How many votes do I have?
You will have one vote for every share of Delta Apparel, Inc. common stock that you owned at the close of business on the Record Date. You do not have the right to cumulate your votes with respect to the election of any director.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?
Many shareholders hold their shares through a broker or bank rather than directly in their own names. As summarized below, there are some distinctions between shares held of record and those owned beneficially.
Shareholder of Record
If your shares are registered directly in your name with the Company's transfer agent, American Stock Transfer & Trust Company, you are considered, with respect to those shares, the shareholder of record, and these proxy materials are being sent directly to you by the Company.
Beneficial Owner
If your shares are held in a stock brokerage account or by a bank, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your bank or broker, which is considered the shareholder of record of these shares. As the beneficial owner, you have the right to direct your bank or broker how to vote, and are also invited to attend the Annual Meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the Annual Meeting unless you bring with you a legal proxy from the shareholder of record. Your bank or broker has enclosed a voting card for you to use for providing directions for how to vote your shares.

How do I vote?
If you are a shareholder of record, there are four ways to vote:

1.	By internet at www.proxyvote.com;

2.	By toll-free telephone at 1-800-690-6903;

3.	By completing and mailing your proxy card; or

4.	By written ballot at the Annual Meeting.
If you vote by internet or telephone, your vote must be received by 11:59 p.m. local time on November 9, 2011, the day before the Annual Meeting. Your shares will be voted as you indicate. If you sign and return your proxy card but you do not indicate your voting preferences, the proxies will vote your shares FOR Proposal No. 1, 2, 3 and 5, and FOR an ANNUAL vote on Proposal No. 4.
If your shares are held in street name, you should follow the voting directions provided by your bank or broker. You may complete and mail a voting instruction card to your bank or broker or, in most cases, submit voting instructions by the internet or telephone to your bank or broker. If you provide specific voting instructions by mail, the internet or telephone, your shares should be voted by your bank or broker as you have directed. AS A RESULT OF THE NEW YORK STOCK EXCHANGE'S RULES, YOUR BANK OR BROKER CANNOT VOTE WITH RESPECT TO PROPOSAL NOS. 1, 2, 3 OR 4 UNLESS IT RECEIVES VOTING INSTRUCTIONS FROM YOU.
We will distribute written ballots at the Annual Meeting to any shareholder of record who wants to vote. If you hold your shares in street name, you must request a legal proxy from your bank or broker to vote in person at the Annual Meeting.

Can I change my vote or revoke my proxy?
Yes. If you are a shareholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:

1.	Entering a new vote by internet or telephone;

2.	Returning a later-dated proxy card;

3.	Sending written notice of revocation to Martha M. Watson, Corporate Secretary, at the Company's address of record, which is 322 S. Main Street, Greenville, South Carolina 29601; or

4.	Completing a written ballot at the Annual Meeting.
Attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy.
If your shares are held in street name, you must follow the specific directions provided to you by your bank or broker to change or revoke any instructions you have already provided to your bank or broker.

How are votes counted?
Votes are counted by inspectors of election designated by the Corporate Secretary.

Who pays for soliciting proxies?
We will pay for the cost of preparing, assembling, printing and mailing this Proxy Statement and the accompanying form of proxy to our shareholders, as well as the cost of soliciting proxies relating to the meeting. In addition, we will reimburse banks and brokers for their reasonable charges and expenses in forwarding proxies and proxy materials to the beneficial owners of the shares held in street name. Delta Apparel's officers, directors and employees may, without additional compensation, supplement these solicitations of proxies by telephone, facsimile, email and personal solicitation.

What is the quorum requirement of the Annual Meeting?
A majority of the outstanding shares of Delta Apparel common stock on the Record Date, represented in person or by proxy at the Annual Meeting, constitutes a quorum for voting on proposals at the Annual Meeting. If you vote, your shares will be part of the quorum. Abstentions and broker non-votes will be counted in determining the presence or absence of a quorum. On the Record Date, there were 8,514,620 shares outstanding and 1,020 shareholders of record. A majority of Delta Apparel common stock, or 4,257,310 shares, will constitute a quorum.

What are broker non-votes?
Broker non-votes occur when holders of record, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial owners by the date specified in the statement requesting voting instructions that has been provided by the bank or broker.
If that happens, the bank or broker may vote those shares only on matters as permitted by The New York Stock Exchange. The New York Stock Exchange prohibits banks and brokers from voting uninstructed shares in the election of directors and in matters related to executive compensation; accordingly, banks and brokers cannot vote with respect to Proposal Nos. 1, 2, 3 or 4 unless they receive voting instructions from the beneficial owners. Banks and brokers can vote on Proposal No. 5 even if they receive no voting instructions from beneficial owners. Broker non-votes will not affect the outcome of Proposal Nos. 1, 2, 3, 4 and 5 being voted on at the Annual Meeting, assuming that a quorum is obtained.

What vote is required to approve each proposal?
Proposal No. 1: For the election of directors, the eight nominees for director will be elected if they receive a majority of the votes cast at the Annual Meeting for the election of directors. For purposes of the election of directors, a majority of votes cast means that the number of shares voted "FOR" a director's election exceeds the number of votes withheld from a director's election. Votes cast exclude broker non-votes and abstentions, and therefore broker non-votes and abstentions will have no effect on the election of directors.
Proposal No. 2: Re-approval of the Company's Short-Term Incentive Compensation Plan requires that the number of votes cast "FOR" exceeds the number of votes cast against this proposal. Abstentions and broker non-votes will have no effect on the vote with respect to this proposal.
Proposal No. 3: For the advisory vote on the compensation of the Company's named executive officers, the vote is non-binding and, therefore, no specific vote is required to approve the proposal. However, the Board and the Compensation Committee will review the voting results and consider them in making future decisions about executive compensation.
Proposal No. 4: For the advisory vote on how often shareholders will be given the opportunity to vote on the compensation of the Company's named executive officers, the vote is non-binding and, therefore, no specific vote is required to approve the proposal. However, the Board will consider the voting results in making the decision on the frequency of the shareholder vote on executive compensation, and the Company will report the Board's final intent in the Report on Form 8-K that reports the results of the voting at the Annual Meeting.
Proposal No. 5: Ratification of E&Y as the Company's independent auditor requires that the number of votes cast "FOR" exceeds the number of votes cast against this proposal. Abstentions and broker non-votes will have no effect on the vote with respect to this proposal.

Where can I find the voting results of the Annual Meeting?
We will announce the preliminary voting results at the Annual Meeting and will publish final results in a current report on Form 8-K filed with the SEC on or before November 16, 2011. This Form 8-K will be available without charge to shareholders upon written request to Investor Relations Department, Delta Apparel, Inc., 322 S. Main Street, Greenville, South Carolina 29601 or via the internet at www.deltaapparelinc.com.

What is the deadline for consideration of shareholder proposals or director nominations for the 2012 annual meeting of shareholders?
If you are a shareholder and you want to present a proposal at the 2012 annual meeting and have it included in the Company's proxy statement for that meeting, you must submit the proposal in writing at the Company's offices at 322 S. Main Street, Greenville, South Carolina 29601, Attention: Corporate Secretary, on or before May 31, 2012. Applicable Securities and Exchange Commission ("SEC") rules and regulations govern the submission of shareholder proposals and the Company's consideration of them for inclusion in next year's proxy statement.
If you want to present a proposal at the 2012 annual meeting (but not have the proposal included in the Company's proxy statement) or to nominate a person for election as a director, you must comply with the requirements set forth in Delta Apparel's by-laws. You must give the Company at least 60 days' advance written notice (or 120 days' advance written notice in the case of a director nomination), and that notice must meet certain requirements described in the by-laws.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Each of the Company’s directors brings extensive management and leadership experience gained through his or her service to diverse businesses. The Board members are committed to effectively oversee management’s performance, to act in the long-term best interests of shareholders and to maintain the highest standards of corporate governance.
Delta Apparel's bylaws provide that the number of directors to be elected at any meeting of shareholders will be between two and fifteen, and will otherwise be determined by the Board of Directors. The Board of Directors has determined that eight directors shall be nominated for election at the Annual Meeting.
The eight persons listed below are nominees for election as directors at the Annual Meeting to serve until our next Annual Meeting of shareholders or until their successors are duly elected and qualified:

James A. Cochran
Sam P. Cortez
Dr. Elizabeth J. Gatewood
Dr. G. Jay Gogue
Robert W. Humphreys
E. Erwin Maddrey, II
David T. Peterson
Robert E. Staton, Sr.
Background information on the nominees, including some of the attributes that led to their selection, is set forth in "Corporate Governance - Board of Directors". The Corporate Governance Committee has determined that each director meets the qualification standards described in the section entitled “Director Nominations”. We believe that all of the nominees will be available and able to serve as directors.
Unless you vote “Withheld” with respect to a particular nominee or all nominees, the proxy holders will vote your shares “FOR” each of the nominees listed above. In the event that any nominee is not available or able to serve, the Board of Directors may either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, the proxy holders will vote your shares for the substitute nominee, unless you have withheld authority.
THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE EIGHT NOMINEES.

PROPOSAL NO. 2
RE-APPROVAL OF THE COMPANY'S SHORT-TERM INCENTIVE COMPENSATION PLAN
On June 28, 2000, the Board of Directors adopted the Delta Apparel, Inc. Short-Term Incentive Compensation Plan (the “Short-Term Incentive Compensation Plan”) and the shareholders subsequently approved the Short-Term Incentive Compensation Plan. On November 8, 2007 the Short-Term Incentive Compensation Plan was re-approved by the shareholders. Under Section 162(m) of the Internal Revenue Code, the Short-Term Incentive Compensation Plan must be re-approved by the shareholders every five years for compensation paid pursuant to the plan to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code.
On September 15, 2011, the Board of Directors, upon recommendation from the Compensation Committee, re-approved the Short-Term Incentive Compensation Plan. No amendments were made to the Short-Term Incentive Compensation Plan.
The complete text of the Short-Term Incentive Compensation Plan is attached as Exhibit A to this Proxy Statement. The following description of the Short-Term Incentive Compensation Plan is a summary of certain terms and is qualified entirely by reference to Exhibit A.

Summary of the Short-Term Incentive Compensation Plan

Purpose. The purpose of the Short-Term Incentive Compensation Plan is to recognize and reward employees who contribute substantially to the achievement of the Company's short-term, strategic objectives that will enhance shareholder value.

Administration. The Short-Term Incentive Compensation Plan is administered by the Compensation Committee of the Company's Board of Directors. The Compensation Committee has broad authority to administer and interpret the Short-Term Incentive Compensation Plan and its provisions as it deems appropriate, subject to the express provisions of the Plan. All actions taken by the Compensation Committee under the Short-Term Incentive Compensation Plan shall be final, conclusive and binding.

Eligibility. All employees of the Company and its subsidiaries are potentially eligible to participate in the Short-Term Incentive Plan, however, only employees specifically selected by the Compensation Committee participate in the Plan for any performance period. There are approximately 490 employees, including all executive officers of the Company, currently eligible to participate in the Short-Term Incentive Compensation Plan.

Performance Objectives. Not later than 90 days after the commencement of a performance period (and in any event prior to the date when twenty-five percent (25%) of the performance period has elapsed), the Compensation Committee establishes in writing one or more performance goals for the performance period and the formula or method for determining the amount of compensation payable to the applicable participants if the performance goal is met. Performance goals are based on one or more of the following performance criteria: (i) total stockholder return; (ii) revenues, sales, net income, EBIT, EBITDA, stock price, and/or earnings per share; (iii) return on assets, net assets, and/or capital; (iv) return on stockholders' equity; debt/equity ratio; (v) working capital; (vi) safety; (vii) quality; (viii) our company's financial performance or the performance of our stock versus peers; (ix) cost reduction; (x) productivity; (xi) market mix; or (xii) economic value added, in each case determined in accordance with generally accepted accounting principles (GAAP). Performance goals may be based on either the performance of the Company over the performance period or, if the participant is employed by a subsidiary or division of the Company during the performance period, the performance during the performance period of such subsidiary or division. The Compensation Committee may establish different performance goals, and may base performance goals on different performance criteria, for different participants and/or different classes of participants. Each performance goal established must be an objective goal (meaning that a third party having knowledge of the relevant facts would be able to determine whether the performance goal has been met).

Payments. Prior to the commencement of the performance period, the Compensation Committee, in its sole discretion, designates the total bonus target amount for the performance period and approves the bonus target amounts for the executive officers participating in the Plan for the period. Regardless of the formula or method established by our Compensation Committee, no participant will be entitled to receive compensation pursuant to the Short-Term Incentive Compensation Plan in excess of $1,500,000 during any calendar year. No payment under the Short-Term Incentive Compensation Plan will be made to any participant unless and until the Compensation Committee certifies in writing that the relevant performance goal(s) and any other material preconditions to such payment were in fact satisfied. All payments under the Short-Term Incentive Compensation Plan will be in cash.

Termination of Employment. No participant will be entitled to any payment under the Short-Term Incentive Compensation Plan with respect to a performance period if the participant at any time during the performance period is not an employee of either the Company or one of its subsidiaries, except that, unless the Compensation Committee provides otherwise in writing, if the participant ceases to be an employee of either the Company or one of its subsidiaries during the performance period due to the participant's retirement (provided that the participant is at least age 62), death or permanent and total disability, the participant will be entitled to a pro rata portion of the payment, if any, that the participant would have been entitled to had the participant remained employed until the end of the performance period by the Company or one of its subsidiaries, based on the portion of the performance period during which the participant was an employee.

Amendment and Termination. Generally, the Board may at any time, with or without notice, amend, suspend or terminate the Short-Term Incentive Compensation Plan, provided that no amendment that would require shareholder approval in order for payments under the Short-Term Incentive Compensation Plan to be deductible by the Company pursuant to Section 162(m) of the Internal Revenue Code will be effective without such shareholder approval.

Federal Income Tax Considerations. Generally, the Company will be entitled to a tax deduction for awards under the Short-Term Incentive Compensation Plan only to the extent that the executives recognize ordinary income from the award. Section 162(m) of the Internal Revenue Code contains special rules regarding the federal income tax deductibility of compensation paid to our Chief Executive Officer and to each of our other four other most highly compensated executive officers (other than our Chief Executive Officer). The general rule is that annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000 or it qualifies as “performance-based compensation” under Section 162(m). The Short-Term Incentive Compensation Plan has been designed to permit the Compensation Committee to grant awards, which qualify for deductibility under Section 162(m).

Program Benefits. Because the exact participants under the Short-Term Incentive Compensation Plan are determined on an annual basis, the precise number, name or positions of persons who will receive awards or the amount of such awards is not determinable at this time. However, as described above, the Short-Term Incentive Compensation Plan has been in place since 2000. The amounts payable pursuant to the Short-Term Incentive Compensation Plan relating to performance in the fiscal year ended July 2, 2011 for the following individuals and groups were as follows:

Name and Position	Amount
Robert W. Humphreys, Chairman and Chief Executive Officer	$835,625
Deborah H. Merrill, Vice President, Chief Financial Officer and Treasurer	200,550
Martha M. Watson, Vice President and Secretary	133,700
Steven E. Cochran, President of Delta Activewear	653,735
Kenneth D. Spires, President of M.J. Soffe, LLC	175,025
All Current Executive Officers (5 people)	1,998,635
Non-Executive Director Group	—
Non-Executive Officer Employee Group	6,512,845
In addition, each of the executives contained in the above table have been selected as participants for fiscal year 2012 and it is anticipated that at least these executives will be selected as participants on an annual basis going forward. For fiscal year 2012, the Compensation Committee made changes to the performance goals. The performance goals for the awards based on the performance of the Company as a whole include 75% of the target amount based on return of capital employed (as defined as the Company's earnings before interest and taxes as a percentage of the twelve month average capital employed) and 25% of the target amount based on the three-year average earnings per share growth. This total is then adjusted for the sales growth or decline from the prior year sales. In addition to the performance goals based on the performance of the Company as a whole, Mr. Cochran and Mr. Spires receive a portion of their target value based on the performance of their particular business unit (Delta Activewear and M.J. Soffe, LLC, respectively). For fiscal year 2012, the performance goals for the Delta Activewear and M.J. Soffe, LLC business units are based one-third each on sales growth over the prior year, return on capital employed, and operating profit margin. For all awards in fiscal year 2012, whether based on the performance of the Company as a whole or based on the results of a business unit, there is no guaranteed payment amount. In addition, if performance goals are exceeded, there is a maximum bonus payout of 250% of the participant's target value.
A copy of the Short-Term Incentive Compensation Plan is attached to this Proxy Statement as Appendix A.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE COMPANY'S SHORT-TERM INCENTIVE COMPENSATION PLAN.

PROPOSAL NO. 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION
The Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act") requires all publicly-traded companies to hold a shareholder advisory vote on the executive compensation of our named executive officers (as listed herein under "Executive Officers"), otherwise known as "Say-on-Pay". We ask that you approve the compensation of our named executive officers as described in the Compensation Disclosure and Analysis section and the accompanying tables contained in this Proxy Statement. Because your vote is advisory, it will not be binding on our Board, our Compensation Committee, or the Company, and we will not be required to take any action as a result of the outcome of the vote on this proposal. However, the Compensation Committee will carefully consider the voting results and take them into consideration when making future decisions regarding executive compensation arrangements.
Our Compensation Committee is committed to creating an executive compensation program that enables us to attract, retain, and motivate outstanding and diverse executives. Each year, the Compensation Committee reviews all of our executive compensation programs to ensure that they continue to reflect Delta Apparel's commitment to align the objectives and rewards of our executive officers with the creation of value for our shareholders. The programs have been designed to reinforce our pay-for-performance philosophy by delivering total compensation that motivates and rewards short and long-term financial performance to maximize shareholder value. At the same time, we believe our compensation programs do not encourage excessive risk-taking by our executive team. The Board believes that our philosophy and compensation practices strike the appropriate balance between utilizing responsible measured pay practices and effectively motivating our executives to dedicate themselves fully to value creation for our shareholders.
For these reasons, the Board requests that you approve the Company's executive compensation policies and practices for our named executive officers as described in this Proxy Statement pursuant to the SEC disclosure rules, including the Compensation Discussion and Analysis, the executive compensation tables and narrative discussions.
THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE COMPANY'S POLICIES AND PRACTICES ON EXECUTIVE COMPENSATION FOR OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL NO. 4
ADVISORY VOTE ON FREQUENCY OF FUTURE
ADVISORY VOTES ON EXECUTIVE COMPENSATION
The Dodd-Frank Act also requires all publicly-traded companies to provide shareholders the opportunity to cast an advisory vote on whether future advisory votes on the executive compensation of our named executive officers should occur every year, every two years, or every three years.
The Board believes that "Say-on-Pay" votes should be conducted every year so that shareholders may annually express their views on our executive compensation philosophy and practices. The option of one year, two years, or three years that receives the most votes by shareholders will be deemed the preferred frequency for the advisory vote on executive compensation that has been selected by the shareholders. Although this is an advisory vote and is non-binding, the Board and the Compensation Committee welcomes shareholder input on their preference as to the frequency of an advisory vote on executive compensation.
THE BOARD RECOMMENDS THAT YOU VOTE TO HOLD FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION EVERY "ONE" YEAR.

PROPOSAL NO. 5
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of Ernst & Young LLP has been retained by our Audit Committee as our independent registered public accounting firm for the fiscal year ending June 30, 2012. The Audit Committee is responsible for selecting the Company’s independent auditors. Accordingly, shareholder approval is not required to appoint E&Y as our independent auditor for fiscal year 2012. Our Board believes, however, that submitting the appointment of E&Y to the shareholders for approval is a matter of good corporate governance. E&Y audited the Company’s financial statements for fiscal year 2011 and has served as our independent registered public accounting firm since 2001.
The following table presents fees for professional audit services rendered by E&Y for the audit of our annual consolidated financial statements for the fiscal years ended July 2, 2011 and July 3, 2010, and fees billed for other services rendered by E&Y during those periods.

	2011	2010
Audit Fees	$703,763	$737,684
Audit-Related Fees	30,000	13,500
All Other Fees	4,615	1,765
Total	$738,378	$752,949
Audit Fees—Consists of fees for professional services rendered for the audit of our fiscal year 2011 and fiscal year 2010 consolidated annual financial statements, audit of internal control over financial reporting for fiscal years 2011 and 2010, review of the interim consolidated financial statements included in quarterly reports, and services that are normally provided by E&Y in connection with SEC filings.
Audit-Related Fees—Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements but are not reported under “Audit Fees.” For fiscal years 2011 and 2010, such fees primarily related to E&Y’s performance of opening balance sheet audits for TCX, LLC and Art Gun, LLC, respectively.
All Other Fees—For fiscal years 2011 and 2010, the fees were for an annual subscription for E&Y’s web-based accounting research service.
In the event that our shareholders fail to ratify the selection of E&Y, our Audit Committee will reconsider the selection (but is not required to select a different independent registered public accounting firm). Even if the selection is ratified, our Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the fiscal year if our Audit Committee believes that such a change would be in the Company’s best interests and the best interests of our shareholders.
Representatives of E&Y will be present at the Annual Meeting and such representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.
THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JUNE 30, 2012.

CORPORATE GOVERNANCE
Overview
Our Company believes that good corporate governance practices reflect our values and support our strong strategic and financial performance. Each committee of the Board has a charter, which can be found at www.deltaapparelinc.com, that spells out the committee's roles and responsibilities assigned to it by the Board. In addition, the Board has established policies and procedures that address matters such as chief executive officer and key management succession planning, transactions with related persons, risk oversight, communications with the Board by shareholders and other interested parties, as well as the independence and qualifications of our directors. The following pages provide insights into how the Board has implemented these policies and procedures to benefit our Company and our shareholders.
Director Independence
Our Board evaluates the independence of each director in accordance with applicable laws and regulations and the listing standards of the NYSE Amex Stock Exchange. Generally, an “independent director” is a director who is not also an officer or employee of the Company or any parent or subsidiary of the Company. In addition, no director qualifies as independent unless the Board affirmatively determines that the director does not have a material relationship with the Company that would interfere with the exercise of independent judgment. Our Board has reviewed the relationships between each member of the Board and the Company and determined that with the exception of Robert W. Humphreys, Chairman and Chief Executive Officer, each of our current directors and each individual standing for election is “independent” as required by applicable laws and meets the applicable independence requirements of the NYSE Amex Company Guide. Each director is required to keep the Board fully and promptly informed as to any developments that might affect his or her independence.
Board Leadership Structure
The Company’s governance documents provide the Board with flexibility to select the appropriate leadership structure of the Company. The Board of Directors does not have a policy on whether or not the roles of Chairman of the Board and Chief Executive Officer should be separate and, if they are to be separate, whether the Chairman of the Board should be selected from the non-employee directors or be an employee. The Board of Directors believes that it should be free to make a choice from time to time based on circumstances existing at that time to determine the structure that is in the best interests of the Company and our shareholders. During fiscal year 2011, Robert W. Humphreys served as the Chairman of the Board and as Chief Executive Officer. Mr. Humphreys is the director most familiar with our business and industry, and possesses detailed knowledge of the issues, opportunities and challenges facing us and our business. The Board of Directors believes the combined position makes the best use of Mr. Humphreys’ skills and experience with the Company and helps provide strong, unified leadership and direction on important strategic initiatives to both management and the Board, and to ensure that they act with a common purpose. The Company believes that its overall corporate governance policies and practices, combined with the presence of a Lead Independent Director, adequately addresses any governance concerns raised by the dual Chairman and Chief Executive Officer role. During fiscal year 2011, Mr. Maddrey served as the Lead Independent Director. The Lead Independent Director has a number of responsibilities, including presiding at executive sessions of the Board, acting as liaison between the Chairman and the other Directors, and advising with respect to the schedule, agenda and information for Board meetings. The Lead Independent Director, along with the other non-employee directors, also provides independent oversight of management and the Company’s strategy.
Board of Directors
During the fiscal year ended July 2, 2011, the Board was composed of nine independent directors and Robert W. Humphreys, Chairman of the Board and Chief Executive Officer. Two of the directors, Mr. William F. Garrett and Dr. A. Max Lennon are retiring from the Board and will not be standing for re-election. The following table, listed in alphabetical order, sets forth the names of the nominees for director and their respective ages, years as director and positions with the Company.

Directors' Name	Age	Director Since	Position
James A. Cochran	64	2008	Director
Sam P. Cortez	48	2010	Director
Dr. Elizabeth J. Gatewood	66	2007	Director
Dr. G. Jay Gogue	64	2010	Director
Robert W. Humphreys	54	1999	Chairman and CEO
E. Erwin Maddrey, II	70	1999	Director
David T. Peterson	60	2003	Director
Robert E. Staton	65	2009	Director

Each of the Company's directors brings extensive management and leadership experience gained through his or her service to diverse businesses. Below is a description of the backgrounds of our directors, along with some of the attributes that led to their selection as nominee for the Board for the fiscal year ending June 30, 2012.
James A. Cochran. James A. Cochran is Chief Financial Officer of Greenway Medical Technologies, Inc., a business providing software solutions for healthcare providers, a position he has held since 2009. Previously, he served as Senior Vice President responsible for Investor Relations and Corporate Strategies of TurboChef Technologies, Inc., a provider of equipment, technology and services for high-speed food preparation, and served in that capacity from 2007 until January 2009. From 2003 until 2007, Mr. Cochran also served as Senior Vice President and Chief Financial Officer of TurboChef Technologies, Inc. Mr. Cochran’s professional experience includes public accounting, mergers and acquisitions, investor relations, corporate strategy and financial management in public and private enterprises. This broad and diverse knowledge base provides the Board with valuable insight in a number of disciplines.
Sam P. Cortez. Sam P. Cortez has been the principal of KCL Development LLC, a provider of corporate finance and advisory services, since 2003. Prior to 2003, he was employed in the investment banking industry, including Lehman Brothers, Donaldson Lufkin & Jenrette, Alex Brown & Sons, and Morgan Stanley International. Mr. Cortez serves as a director of Hancock Fabrics, Inc. and as chairperson of its Management Review and Compensation Committee and on its Audit Committee. He was formerly a director of World Waste Technologies, Inc., a development stage technology company, from 2005 to 2009. Mr. Cortez’s experience includes mergers and acquisitions, strategy development, financing transactions and spin-offs. In addition to investment banking activities, he has served on boards and committees of private, public and not-for-profit organizations. His intimate knowledge of financial markets and strategic transactions brings a depth of knowledge in these areas as we continue to grow the Company.
Dr. Elizabeth J. Gatewood. Dr. Elizabeth J. Gatewood is the Director of the Wake Forest University National Science Foundation Partners for Innovation Program, a position she began in July 2010. From 2004 until July 2010, she served as Director of the University Office of Entrepreneurship & Liberal Arts at Wake Forest University. Previously, she served as the Jack M. Gill Chair of Entrepreneurship and Director of The Johnson Center for Entrepreneurship & Innovation at Indiana University from 1998 to 2004. Prior to her appointment at Indiana University, Dr. Gatewood was the Executive Director of the Gulf Coast Small Business Development Center Network at the University of Houston. Dr. Gatewood’s academic background includes advanced business degrees in finance and business strategy. Her career has focused on entrepreneurship, growth strategies and small business education and development. She has extensive exposure to business development and models in international developing economies. Her perspectives on strategy, development and entrepreneurship bring unique insight to board discussions.
Dr. G. Jay Gogue. Dr. G. Jay Gogue is President of Auburn University, a position he has held since 2007. From 2003 to 2007, he served as President of the University of Houston and Chancellor of the University of Houston System. Prior to serving at the University of Houston, he was President of New Mexico State University from 2000 to 2003 and Provost of Utah State University from 1995 to 2000. Dr. Gogue began his career in higher education administration in 1986 as Associate Director of the Office of University Research at Clemson University, where he also served as Vice President for research and Vice President/Vice Provost for agriculture and natural resources. Dr. Gogue has served as an accreditation reviewer for the Pacific Northwest Association of Schools and Colleges, Commission on Colleges. Dr. Gogue has experience leading large educational institutions. This leadership has involved development of strategic plans, operating under difficult budgetary constraints and balancing the needs of diverse stakeholders including students, faculty, alumni and state government. We believe his leadership experience serves the Board well.
Robert W. Humphreys. Robert W. Humphreys currently serves as President and Chief Executive Officer of Delta Apparel, Inc. and has served in this capacity since December 1999. Mr. Humphreys has also been serving as Chairman of the Board of Directors of the Company since June 2009. Mr. Humphreys served as President of the Delta Apparel division of Delta Woodside Industries, Inc. from April 1999 until December 1999. Previously, he served as Vice President-Finance and Assistant Secretary of Delta Woodside Industries, Inc. from May 1998 to November 1999. From January 1987 to May 1998, Mr. Humphreys was President of Stevcoknit Fabrics Company, the former knit fabrics division of a subsidiary of Delta Woodside Industries, Inc. Mr. Humphreys has over 25 years of experience in the textile and apparel industry, including senior leadership roles in operations and finance, as well as serving as the Company’s President and Chief Executive Officer for over 10 years. He has provided strong leadership as the Company has grown from a catalog tee shirt company to a diverse active apparel company. His deep knowledge of Delta Apparel and of the industry provides the Board a resource of great value.
 E. Erwin Maddrey, II. E. Erwin Maddrey, II is currently the President of Maddrey & Associates, which engages in the business of investing and providing consulting services, and has held this position since 2000. He served as President and Chief Executive Officer of Delta Woodside Industries, Inc., a textile manufacturing company, from its founding in 1984 until June 2000. Mr. Maddrey currently serves as a director of KEMET Corporation and served as a director of Delta Woodside Industries, Inc. until 2007. Mr. Maddrey has been a director since 1999 and is a member of the Audit Committee and Corporate Governance Committee in 2011. Mr. Maddrey has experience as a President and CEO of a public textile and apparel company, as well as service on boards and committees of a variety of public and not for profit organizations. The deep and broad knowledge provided by this experience, coupled with his extensive financial knowledge, provide significant value to the Board.
Robert E. Staton, Sr. Robert E. Staton, Sr. is currently the Chief of Staff at Presbyterian College in Clinton, South Carolina, a position he has held since July 2011.  From 2006 until July 2011, he served as Executive Vice President of External Relations at Presbyterian College.  From 2002 until 2008, Mr. Staton served as Chairman of the Board of Carolina National Bank in Columbia, South Carolina until its acquisition by First National Bank of the South. From 1986 until 2002, Mr. Staton served as Chairman and Chief Executive Officer of Colonial Life, a publicly traded company primarily in the business of selling and servicing voluntary benefits programs. Mr. Staton serves as a director of First National Bankshares and was a director of First National Bank of the South from 2008 until July 2010. Mr. Staton has extensive professional experience in legal matters and senior executive positions with financial companies, as well as service as the Chairman of a public company. Additionally, he has served on numerous boards and committees of public, private and civic, educational and other organizations. The knowledge and insight gained from this diverse experience contribute greatly to the Board.
Meetings and Attendance
The Board and its committees meet throughout the year on a set schedule, and hold special meetings and act by written consent from time to time as appropriate. Directors are expected to make every effort to attend meetings of the Board, assigned committees and annual meetings of shareholders. All directors attended at least 75% of the aggregate of the board meetings and assigned committee meetings held during the fiscal year ended July 2, 2011. During fiscal year 2011, the Board held five in-person meetings and one telephonic meeting. In addition, the Audit Committee held five meetings, the Compensation Committee held six meetings, and the Corporate Governance Committee held two meetings. All of the incumbent directors attended the 2010 Annual Meeting of shareholders and all directors are expected to attend the 2011 Annual Meeting. Independent directors meet regularly in executive session at all regularly scheduled meetings of the Board with no members of management present. The Company's lead independent director presides at each executive session. During fiscal year 2011, Mr. Maddrey, II was the lead independent director, and Mr. Staton is expected to be the lead independent director during fiscal year 2012. Throughout the year, our directors communicate informally with management on a variety of topics, including suggestions for Board or committee meeting agenda topics, recent developments, and other matters of interest to the directors.
Board Committees
The Board delegates various responsibilities and authority to different board committees. Committees regularly report on their activities and actions to the full board. The Board currently has an Audit Committee, a Compensation Committee and a Corporate Governance Committee (which is our nominating committee), and may also appoint other committees from time to time. Each of the members of the Audit Committee, Compensation Committee, and Corporate Governance Committee has been determined by the Board to be independent as required by applicable laws and meets the applicable independence requirements of the NYSE Amex Company Guide and, in addition, in the case of the Audit Committee, under the independence requirements established by the SEC. Each committee’s activities are governed by a written committee charter. Copies of the committee charters are available through our internet website at www.deltaapparelinc.com, or by sending a request in writing to Martha M. Watson, Corporate Secretary, at 322 S. Main Street, Greenville, South Carolina 29601.
The following table details the membership of each of our committees during the fiscal year ended July 2, 2011 and the expected committee membership in the fiscal year ending June 30, 2012.

	2011 Fiscal Year			2012 Fiscal Year
Directors' Name	Audit	Compensation	Governance	Audit	Compensation	Governance
James A. Cochran	X	X		X	X
Sam P. Cortez				X	X
William F. Garrett		X
Dr. Elizabeth J. Gatewood	X		X	X		X
Dr. G. Jay Gogue				C
Dr. A. Max Lennon	C
E. Erwin Maddrey, II	X		C	X		X
David T. Peterson	X	C			C	X
Robert E. Staton		X	X		X	C

C - Committee Chairperson
X - Committee Member

Audit Committee
Our Audit Committee serves as an independent and objective party to oversee the financial and reporting processes of the Company, the audits of the financial statements of the Company and the Company’s internal control system. Our Audit Committee appoints (subject to shareholder ratification), evaluates, and, when appropriate, replaces the independent registered public accounting firm engaged to audit our financial statements. The outside auditors report directly to our Audit Committee and the Audit Committee determines the compensation and other terms of the engagement, and oversees their work. The Audit Committee also reviews our procedures with respect to maintaining books and records, the adequacy and implementation of internal auditing, accounting, disclosure, and financial controls, and our policies concerning financial reporting and business practices. In addition, the Audit Committee is responsible for establishing procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters.
After considering relationships between each member of the Audit Committee and the Company and its subsidiaries, and reviewing the qualifications of the members of the Audit Committee, the Board of Directors has determined that each member of the Audit Committee meets all applicable independence and financial literacy requirements as defined in the NYSE Amex Company Guide. Furthermore, the Board of Directors has determined that Dr. G. Jay Gogue qualifies as an audit committee financial expert as defined in regulations adopted by the Securities and Exchange Commission.
Compensation Committee
The Compensation Committee oversees the performance evaluation and recommends compensation for the Chief Executive Officer to the independent members of the Board of Directors. In addition, the Compensation Committee reviews and determines compensation, including salaries, bonuses and equity compensation, for the other named executive officers and determines director compensation. The Compensation Committee oversees, reviews and administers all of the Company’s present and future compensation and executive benefit plans and programs, including equity compensation plans and plans pursuant to which performance-based compensation may be granted. The Committee is authorized to delegate its responsibilities as it deems necessary or appropriate.
Corporate Governance Committee
The Corporate Governance Committee identifies, interviews and recommends director nominees for election to the Board pursuant to written guidelines approved by the Board. The Corporate Governance Committee also develops and recommends to the Board corporate governance guidelines and standards for business conduct and ethics and oversees the annual self-evaluation of the Board and its committees and makes recommendations concerning the structure and membership of the other Board committees.
Board Self-Evaluation
The Board of Directors conducts a self-evaluation of its performance on an annual basis, which includes a review of the Board's composition, responsibilities, leadership and committee structure, processes, and effectiveness.
Director Nominations
The Corporate Governance Committee identifies potential director candidates through a variety of means, including recommendations from members of the Board, suggestions from Company management, and shareholder recommendations. The Committee may also, in its discretion, engage director search firms to identify candidates. During fiscal year 2011, the Corporate Governance Committee did not retain the services of any director search firm and accordingly, no fees were paid to a director search firm or other third party to assist in identifying and evaluating director candidates.
Shareholders may recommend director candidates for consideration by the Corporate Governance Committee by submitting a written recommendation to the Committee, c/o Martha M. Watson, Corporate Secretary, Delta Apparel, Inc., 322 S. Main Street, Greenville, South Carolina 29601, or by email to martha.watson@deltaapparel.com, or by fax to (864) 232-5199. The recommendation should include the name, address and telephone number of the nominating shareholder, and the nominee’s name, address, telephone number, qualifications (including principal occupation and employment history), and written consent to be named as a nominee in the Company’s proxy statement and to serve as a director, if elected. Pursuant to the Company’s bylaws, the Secretary must receive the recommendation not less than 120 days prior to the meeting. A copy of our bylaws may be obtained by submitting a written request to the Secretary of the Company.
The Board of Directors has adopted qualification standards for the selection of independent nominees for director which can be found at our internet website: www.deltaapparelinc.com. As provided in these standards at a minimum, a nominee for our Board must (i) be over 21 years of age at the time of election; (ii) have experience in a position with a high degree of responsibility in a business or other organization; (iii) be able to read and understand basic financial statements; (iv) possess integrity and have high moral character; (v) be willing to apply sound, independent business judgment; and (vi) have sufficient time to devote to the Company.
The Company has no formal policy regarding Board member diversity; however, the Corporate Governance Committee considers and discusses diversity in selecting nominees for director and in the re-nomination of an incumbent director. The Committee views diversity broadly, including gender, ethnicity, differences of viewpoint, geographic location, skills, education, and professional and industry experience, among other factors, and its goal is to nominate candidates from a broad range of experiences and backgrounds. The Company believes that a variety and balance of perspectives on the Board can result in more thoughtful discussions and deliberations.
In considering the re-nomination of an incumbent director, the Corporate Governance Committee reviews the director’s overall service to the Company during his or her term, including the number of meetings attended, level of participation and quality of performance, as well as any special skills or diversity that such director brings to the board. In evaluating incumbent directors and all potential new directors, the Committee considers, among other things, the candidate’s leadership, strategic, or policy setting experience; experience and expertise that is relevant to the Company’s business; experience that provides the Board with a diversity of background; technical or other specialized expertise; and whether the candidate has high ethical character and a reputation for honesty, integrity and sound business judgment. All director candidates, whether recommended by shareholders or identified by other means, are initially screened by the Corporate Governance Committee, who may seek additional background information and qualifications of the candidate. With respect to new director candidates who pass the initial screening, the Corporate Governance Committee conducts interviews with the candidates and then meets to discuss and consider each candidate’s qualifications and potential contributions to the Board, and determines by majority vote whether to recommend such candidates to the Board of Directors. The final decision to either appoint a candidate to fill a vacancy between Annual Meetings or include a candidate on the slate of nominees proposed at an Annual Meeting is made by the Board of Directors.
Shareholder Communication with Directors
Shareholders desiring to communicate directly with the Board of Directors or any individual members of the Board may do so in writing addressed to the intended recipient or recipients, c/o Martha M. Watson, Corporate Secretary, Delta Apparel, Inc., 322 S. Main Street, Greenville, South Carolina 29601, or by email to martha.watson@deltaapparel.com, or by fax to (864) 232-5199. All such communication will be reviewed by our Secretary, who will remove communications relating to solicitations, junk mail, or other correspondence relating to customer service concerns. All other shareholder communications will be promptly forwarded to the applicable member(s) of our Board of Directors or to the entire Board of Directors, as requested in the shareholder communication.
The Board’s Role in Risk Oversight
We have a comprehensive enterprise risk management process in which management is responsible for managing the Company's risks. The Board and its committees provide review and oversight in connection with these efforts. The Board recognizes that it is neither possible nor prudent to eliminate all risk. Purposeful and appropriate risk taking is essential for the Company to be competitive and to achieve its strategic objectives.
The Board implements its risk oversight function both as a whole and through committees, which play a significant role in carrying out risk oversight. The risk oversight responsibility is enabled by management reporting processes that are designed to provide visibility to the Board about the identification, assessment and management of critical risks and management’s risk mitigation strategies. These areas of focus include competitive, economic, operational, financial, legal, regulatory, compliance, safety, environmental and political risks. While the Audit Committee is responsible for oversight of management’s risk management policies, oversight responsibility for particular areas of risk is allocated among the Board committees according to the committee’s area of responsibility as reflected in the committee charters.
In particular:

a)
The full Board oversees strategic, financial and execution risks and exposures associated with the annual plan and other current matters that may present material risk to the Company’s operations, plans, prospects or reputation; acquisitions; and executive management succession planning.

b)
The Audit Committee oversees risks associated with financial matters, particularly financial reporting, tax, accounting, disclosure, internal control over financial reporting, financial policies, credit and liquidity matters and compliance with legal and regulatory matters including environmental matters.

c)	The Compensation Committee oversees risks and rewards associated with the Company’s attraction and retention of talent, management development, executive management succession plans, and compensation philosophy and programs, including a periodic review of such compensation programs to ensure that they do not encourage excessive risk-taking.

d)
The Corporate Governance Committee oversees risks associated with company governance, including Delta Apparel’s code of ethics, director succession planning, and the structure and performance of the Board and its committees.

The Company believes that its leadership structure, discussed in detail above, supports the risk oversight function of the Board. Strong directors chair the various committees involved in risk oversight, there is open communication between management and directors, and all directors are involved in the risk oversight function.
Compensation Risk Assessment
The Company has assessed the potential risk associated with the Company’s compensation programs, including any risk that would be reasonably likely to have a material adverse effect on the Company. This included an assessment of risks associated with each element of employee compensation. The assessment considered certain design features of the compensation programs that reduce the likelihood of excessive risk taking, such as reasonable performance targets, capped payouts of incentive compensation, a balance of short and long-term incentives, a balance of cash and equity incentives, and the vesting of awards over time. The Compensation Discussion and Analysis ("CD&A") more fully describes the Company's compensation philosophy and programs. The Company does not believe our compensation program encourages excessive or inappropriate risk taking.
Succession Planning
In light of the critical importance of executive leadership to the Company's success, the Board has a chief executive officer and key management succession planning process that is led by the Corporate Governance Committee. The Corporate Governance Committee is charged with the responsibility of identifying and evaluating candidates to succeed the Chief Executive Officer and to report, at least annually, to the Board on the status of the succession plan. As a part of the succession planning process, the Corporate Governance Committee also reviews and assesses any concerns regarding the long-term growth and development of the executive officers and the preparedness of the Company for the possibility of an emergency situation involving the chief executive officer or other executive officers and key managers.
Code of Ethics
The Company maintains a code of business conduct and ethics known as the Ethics Policy Statement that applies to all salaried employees, officers and directors, including, but not limited to, the Chief Executive Officer and the Chief Financial Officer (who is also our principal accounting officer). The Ethics Policy Statement covers topics including, but not limited to, conflicts of interest, insider trading, competition and fair dealing, discrimination and harassment, confidentiality, payments to government personnel, compliance procedures and employee complaint procedures. The Ethics Policy Statement is available on our internet website at www.deltaapparelinc.com. Any amendments or waivers to provisions of our Ethics Policy Statement that are applicable to our Chief Executive Officer or our Chief Financial Officer will be posted on our internet website.
Compensation Committee Interlocks and Insider Participation
All of the members of the Compensation Committee are non-employee directors of the Company and are not former officers of the Company or its subsidiaries. During fiscal year 2011, no executive officer of the Company served as a member of the board or compensation committee of a corporation whose executive officers served on the Board or Compensation Committee of Delta Apparel, Inc.
Related Party Transactions
The Company reviews all relationships and transactions in which the Company and its directors, executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. On an annual basis, each director and executive officer is obligated to complete a Director and Officer Questionnaire which requires disclosure of any transactions with the Company in which the director or executive officer, or any member of his or her immediate family, has a direct or indirect material interest. In addition, the Audit Committee charter requires that members of the Audit Committee review and approve all related party transactions for which such approval is required under applicable law, including the Securities and Exchange Commission and the NYSE Amex rules. Our Board of Directors is committed to upholding the highest legal and ethical conduct in fulfilling its responsibilities and recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest. Accordingly, as a general matter, it is our preference to avoid related party transactions.

STOCK OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT
The following table shows the number of shares of Common Stock and Common Stock equivalents beneficially owned as of September 16, 2011 by (i) each person or entity known to the Company to be the beneficial owner of more than five percent of the Common Stock, (ii) the directors, (iii) the executive officers named in the Summary Compensation Table and (iv) all current directors and executive officers as a group. Unless otherwise indicated, we believe that the persons named in the table have sole voting and investment power with respect to all shares shown.

5% Shareholders, Directors and Executive Officers	Common Stock Beneficially Owned Excluding Options		Option Shares Currently Exercisable or Exercisable within 60 Days	Percentage Including Options
FMR LLC Edward C. Johnson Abigail P. Johnson 82 Devonshire Street Boston, MA 02109	852,200	(1)	—	10.0%
Franklin Resources, Inc. Franklin Advisory Services, LLC Charles B. Johnson Rupert H. Johnson, Jr. One Franklin Parkway San Mateo, CA 94403	775,000	(2)	—	9.1%
Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	709,324	(3)	—	8.3%
Aegis Financial Corporation Scott L. Barbee 1100 N. Glebe Rd., Suite 1040 Arlington, VA 22201	576,842	(4)	—	6.8%
Wilen Management Company, Inc. 2360 West Joppa Road, Suite 226 Lutherville, MD 21093	674,001	(5)	—	7.9%
E. Erwin Maddrey, II 233 North Main Street, Suite 200 Greenville, SC 29601	700,071	(6)	—	8.2%
James A. Cochran	2,000		—	*
Steven E. Cochran	7,280		12,500	*
Sam P. Cortez	1,400		—	*
William F. Garrett	8,896		—	*
Dr. Elizabeth J. Gatewood	4,538		—	*
Dr. G. Jay Gouge	1,000		—	*
Robert W. Humphreys	428,073		312,500	8.7%
Dr. A. Max Lennon	19,754		—	*
Deborah H. Merrill	35,948		70,666	1.2%
David T. Peterson	22,603		—	*
Kenneth D. Spires	94,528		110,666	2.4%
Robert E. Staton, Sr.	2,250		—	*
Martha M. "Sam" Watson	80,356		90,666	2.0%
All current directors and executive officers as a group (14 persons)	1,408,697	(7)	596,998	23.5%

* Less than 1% of the shares deemed outstanding.

(1)
The information set forth above is based on a Schedule 13F-HR that was filed by FMR LLC (“FMR”) with the Securities and Exchange Commission on August 15, 2011 with respect to our common stock. In Amendment No. 7 to Schedule 13G that was filed by FMR with the Securities and Exchange Commission on February 14, 2011 with respect to the Company's common stock, FMR reported that Fidelity Management & Research Company (“Fidelity”), which has the same business address as FMR, is a wholly-owned subsidiary of FMR and is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. As a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940, Fidelity is the beneficial owner of all of the shares reported above. The Schedule 13G/A reported that one investment company, Fidelity Low Priced Stock Fund, owns all shares set forth above. The Schedule 13G/A reported that Edward C. Johnson III and FMR, through its control of Fidelity, and the funds each has sole power to dispose of the 852,200 shares. Members of the family of Edward C. Johnson III are the predominant owners, directly or through trusts, of Series B shares of common stock of FMR. The Johnson family group and all other Series B shareholders have entered into a shareholders' voting agreement with the other holders of all of the other Series B shares under which all Series B shares will be voted in accordance with the majority vote of Series B shares. Accordingly, through their ownership of voting common stock and the execution of the shareholders' voting agreement, they may be deemed to form a controlling group with respect to FMR. The Schedule 13G/A indicates that neither FMR nor Edward C. Johnson III has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds' Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds' Boards of Trustees.

(2)
The information set forth above is based on a Schedule 13F-HR that was filed by Franklin Resources, Inc. (“FRI”) with the Securities and Exchange Commission on August 12, 2011 with respect to the Company's common stock. In Amendment No. 5 to Schedule 13G that was filed by FRI with the Securities and Exchange Commission on February 6, 2009 with respect to the Company's common stock, FRI reported that the shares are beneficially owned by one or more investment companies or other managed accounts that are advised by direct and indirect investment advisory subsidiaries of FRI. The Schedule 13G/A reported that the advisory contracts grant to the applicable investment advisory subsidiary(ies) all investment and/or voting power over the securities owned by their investment advisory clients. Accordingly, such subsidiary(ies) may be deemed to be the beneficial owner of the shares shown in the table. The Schedule 13G/A reported that Charles B. Johnson and Rupert H. Johnson, Jr. (the “FRI Principal Shareholders”) (each of whom has the same business address as FRI) each own in excess of 10% of the outstanding common stock and are the principal shareholders of FRI and may be deemed to be the beneficial owners of securities held by persons and entities advised by FRI subsidiaries. The Schedule 13G/A reported that one of the investment advisory subsidiaries, Franklin Advisory Services, LLC (whose address is One Parker Plaza, Ninth Floor, Fort Lee, New Jersey 07024), has sole voting and dispositive power with respect to all of the shares shown. FRI, the FRI Principal Shareholders and the investment advisory subsidiaries disclaim any economic interest or beneficial ownership in the shares and are of the view that they are not acting as a “group” for purposes of the Securities Exchange Act of 1934, as amended. The Schedule 13G/A reported that Franklin Microcap Value Fund, a series of Franklin Value Investors Trust, a company registered under the Investment Company Act of 1940, has an interest in more than 5% of the class of securities reported.

(3)
The number of shares currently held by Dimensional Fund Advisors LP (formerly Dimensional Fund Advisors Inc.) (“Dimensional”) is based on a Schedule 13F-HR that was filed by Dimensional with the Securities and Exchange Commission on August 9, 2011. In the Schedule 13F-HR, Dimensional reported that it has sole voting power with respect to 708,256 of these shares, and no voting power as to 1,068 of these shares. In an Amendment to Schedule 13G that was filed by Dimensional with the Securities and Exchange Commission on February 11, 2011, Dimensional reported that it furnishes investment advice to four investment companies and serves as investment manager to certain other commingled group trusts and separate accounts. The Schedule 13G/A reported that all of the shares of the Company's common stock were owned by such investment companies, trusts or accounts. The Schedule 13G/A reported that Dimensional disclaims beneficial ownership of such securities.

(4)
The information set forth above is based on a Schedule 13F-HR that was filed by Aegis Financial Corporation (“Aegis”) with the Securities and Exchange Commission on August 15, 2011 with respect to our common stock. In a Schedule 13G that was filed by Aegis with the Securities and Exchange Commission on February 12, 2010 with respect to the Company's common stock, Aegis reported that it and Scott L. Barbee (who has the same business address as Aegis) have sole power to vote and/or dispose of the shares disclosed above. The Schedule 13G reported that clients of Aegis Financial Corporation, a registered investment adviser, including two investment companies registered under the Investment Company Act of 1940 and other managed accounts, have the right to receive or the power to direct the receipt of dividends and proceeds from the sale of shares. The Schedule 13G reported that the Aegis Value Fund, a registered investment company, has an interest in more than 5% of the class of securities reported.

(5)
The information set forth above is based on a Schedule 13G/A that was filed by Wilen Management Company, Inc. (“Wilen”) with the Securities and Exchange Commission on January 28, 2011 with respect to our common stock. Wilen reported that it has sole power to vote and/or dispose of the shares disclosed above.

(6)
Mr. Maddrey is a Director of Delta Apparel, Inc. The number of shares shown as beneficially owned by Mr. Maddrey includes 172,588 shares held by the E. Erwin and Nancy B. Maddrey, II Foundation, a charitable trust, as to which shares Mr. Maddrey holds sole voting and investment power but disclaims beneficial ownership.

(7)	Includes all shares deemed to be beneficially owned by any current director or executive officer.
Section 16(a) Beneficial Ownership Reporting Compliance
Members of the Board of Directors, executive officers, and persons who hold more than 10% of the Company's common stock are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, which requires them to file reports with the Securities and Exchange Commission with respect to their beneficial ownership and changes in beneficial ownership of the Company's common stock. To the Company's knowledge, all Section 16(a) filing requirements applicable to the Company's directors, executive officers, and 10% holders were satisfied during fiscal year 2011.

EXECUTIVE OFFICERS
Delta Apparel, Inc.'s current executive officers are as follows:

Name	Age	Title
Robert W. Humphreys	54	Chairman and Chief Executive Officer
Deborah H. Merrill	38	Vice President, Chief Financial Officer and Treasurer
Martha M. Watson	58	Vice President and Secretary
Steven E. Cochran	43	President, Delta Activewear
Kenneth D. Spires	53	President, M.J. Soffe, LLC
Certain information with respect to our executive officers is provided below. Officers are appointed to serve at the discretion of the Board. The primary business address is 322 S. Main Street, Greenville, South Carolina 29601 for all executive officers except Steven E. Cochran and Kenneth D. Spires. Mr. Cochran's primary business address is 2750 Premiere Parkway, Suite 100, Duluth, Georgia 30097, and the primary business address for Mr. Spires is One Soffe Drive, Fayetteville, North Carolina 28312.
Robert W. Humphreys. Robert W. Humphreys currently serves as President and Chief Executive Officer of Delta Apparel, Inc. and has served in this capacity since December 1999. Mr. Humphreys has also been serving as Chairman of the Board of Directors of the Company since June 2009. Mr. Humphreys served as President of the Delta Apparel division of Delta Woodside Industries, Inc. from April 1999 until December 1999. Previously, he served as Vice President-Finance and Assistant Secretary of Delta Woodside Industries, Inc. from May 1998 to November 1999. From January 1987 to May 1998, Mr. Humphreys was President of Stevcoknit Fabrics Company, the former knit fabrics division of a subsidiary of Delta Woodside Industries, Inc. Mr. Humphreys has been a director since 1999.
Deborah H. Merrill. Deborah H. Merrill is currently the Vice President, Chief Financial Officer and Treasurer of the Company and has served in this capacity since July 2006. From March 2006 until July 2006, she served as Vice President, Chief Accounting Officer, and Treasurer of the Company. From August 2004 until February 2006, she served as Director of Corporate Reporting, Planning and Administration of the Company, and from July 2000 to July 2004, Ms. Merrill served as Director of Accounting and Administration of the Company. From March 1999 to June 2000, Ms. Merrill served as Director of Accounting and Administration of the Delta Apparel division of Delta Woodside Industries, Inc., a textile manufacturing company. From August 1998 to February 1999, Ms. Merrill served as Accounting Manager of the Delta Apparel division of Delta Woodside Industries, Inc. Ms. Merrill served as Assistant Secretary of the Company from December 1999 to March 2006. Prior to joining Delta Apparel in 1998, she served as the Logistics Controller for GNB Technologies, a battery manufacturing company, and as an Auditor for Deloitte & Touche LLP.
Martha M. “Sam” Watson. Martha M. Watson is currently the Vice President and Secretary of the Company and has served in this capacity since October 2000. From May 2009 to December 2010, Ms. Watson was also the President of Junkfood Clothing Company, a wholly-owned subsidiary of Delta Apparel, Inc. Prior to joining Delta Apparel, Inc., Ms. Watson served as President of Carolina Benefit Services, a payroll company, from September 1999 to October 2000, Vice President of Operations for Sunland Distribution, Inc., a public warehousing company, from January 1999 to September 1999, and Director of Human Resources for the following divisions of Delta Woodside Industries, Inc., a textile manufacturing company: Stevcoknit Fabrics Company from January 1990 to January 1999 and Delta Apparel from July 1987 to January 1990.
 Steven E. Cochran. Steven E. Cochran is currently the President of Delta Activewear, the Activewear division of Delta Apparel, Inc., and has served in this capacity since October 2010. Prior to joining Delta Apparel, Inc., Mr. Cochran served from June 2005 to December 2009 as President of the Image Apparel Division of V.F. Corporation, a branded apparel company. From May 2002 to April 2005, Mr. Cochran was Senior Vice President of Field Operations at Lesco, Inc., a turf supply company.
Kenneth D. Spires. Kenneth D. Spires is currently the President of M.J. Soffe, LLC, a wholly-owned subsidiary of Delta Apparel, Inc., and has served in this capacity since September 2004. From July 2000 to September 2004, Mr. Spires served as Vice President of Technical Services of Delta Apparel, Inc., and from November 1993 to June 2000, Mr. Spires served as Vice President of Technical Services of the Delta Apparel division of Delta Woodside Industries, Inc., a textile manufacturing company.

COMPENSATION COMMITTEE REPORT
The Compensation Committee overseas the Company’s executive compensation program on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee has reviewed and discussed with Company management the Compensation Discussion and Analysis that accompanies this report. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors, and the Board has approved, the inclusion of the Compensation Discussion and Analysis in this Proxy Statement and incorporation by reference into the Company’s 2011 Annual Report on Form 10-K.

THE COMPENSATION COMMITTEE

David T. Peterson (Chairperson)
James A. Cochran
William F. Garrett
Robert E. Staton, Sr.

COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary
Delta Apparel, Inc. is a performance-driven company that has a track record of consistently delivering value to our shareholders. The compensation programs for our senior level managers, including the named executive officers, are designed to reward strong operating performance in the near term and completion of key initiatives that drive profitability and shareholder value in the longer term, while appropriately striking the balance between risk and performance. Based upon this philosophy, we designed our compensation programs to include fixed cash and equity-based compensation at competitive median rates to attract and retain outstanding and diverse executive talent. We then reinforce our pay-for-performance philosophy through a significant amount of cash and equity-based compensation that is performance-based, or "at risk", that would deliver total compensation that motivates and rewards short and long-term financial performance to maximize shareholder value.
During the year ended July 2, 2011, Delta Apparel, Inc. achieved the following key financial and shareholder return results:

•	total net sales increased 12.0% over fiscal year 2010 to $475.2 million;

•	gross profit dollars increased 15.3% over fiscal year 2010 to $118.2 million;

•	operating income increased 25.5% over fiscal year 2010 to $25.3 million;

•	net income increased 42.2% over fiscal year 2010 to $17.3 million;

•	return on capital employed (as defined by the Company), a key measure in our incentive plans, improved to 11.7% from 10.2% in fiscal year 2010;

•
share price increased from $13.94 (closing price on the last trading day of fiscal year 2010) to $17.27 (closing price on the last trading day of fiscal year 2011, for a total return to shareholders of 23.9%.

In addition to the strong near term operating performance, we also completed several key initiatives that we believe will drive continued top line growth and improved performance in the longer term. These include:

•
Completed the acquisition of The Cotton Exchange, a $20 million branded apparel company with a strong reputation for selling USA made collegiate products to college bookstores, and began the integration of this business as the college bookstore division within M.J. Soffe.

•
Obtained the exclusive license for Salt Life branded apparel, headwear, decals, bags and accessories, along with the website www.saltlife.com, which should further expand the Company's branded apparel lines and distribution channels.

•
Increased total manufacturing capacities by approximately 15% through expansion of the Honduran textile facility, Ceiba Textiles, to support expected future growth and further leverage fixed manufacturing costs.

•	Secured new loan agreements in the United States and Honduras, which increases the Company's borrowing capacity to provide long-term financing in support of our future growth plans.

In fiscal year 2011, our executive team managed our Company to another successful year as demonstrated above. Further information regarding the Company's performance is available under "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on form 10-K filed with the SEC on September 1, 2011. We believe our executive compensation programs, as more fully described in this CD&A and accompanying tables contained in this Proxy Statement, are structured in a manner to support our Company and grow the business profitably in years to come.
Compensation Decision Roles
The Compensation Committee approves all compensation for our named executive officers except our Chief Executive Officer, recommends to the Board the compensation for the Chief Executive Officer, authorizes all awards under the Company's stock plans, and reports its decisions to the Board. Decisions regarding non-equity compensation of other employees are made by management. The Chief Executive Officer annually reviews the performance of each named executive officer and other senior executive officers. The Vice President of Human Resources provides the Compensation Committee with tally sheets that show recommended amounts of compensation for each element, historical compensation for each element for the past five years, and amounts payable to executive officers upon different termination of employment and change of control scenarios. While recommendations of management provide valuable guidance, the Compensation Committee ultimately makes all final decisions with respect to compensation levels and structure for the executive management team (except for the Chief Executive Officer, which is ultimately made by the Board). Management is responsible for developing and maintaining an effective compensation program throughout the Company. The Compensation Committee's charter lists the specific responsibilities of the Compensation Committee and can be found on our internet site at www.deltaapparelinc.com.
The Committee engaged Towers Watson, an independent consulting firm, to provide advice and assistance to the Compensation Committee when making compensation decisions for the named executive officers, as well as for other senior executives. Towers Watson reports directly to the Compensation Committee, and all services provided by Towers Watson are provided on their behalf. Towers Watson provides information regarding market compensation levels and practices, assists the Compensation Committee in the review and evaluation of such compensation levels and practices, and advises the Compensation Committee regarding compensation decisions. Towers Watson also provides information and advice on non-employee director compensation. Towers Watson does not provide any non-executive compensation services to us directly or indirectly through affiliates. During fiscal year 2011, Towers Watson did not provide any services to the Company other than those requested by the Compensation Committee and those related to Tower Watson's engagement as independent consultant to the Compensation Committee.
Compensation Philosophy and Objectives
The Compensation Committee believes the most effective executive compensation program rewards achievement of specific annual, long-term and strategic goals, and aligns the interest of the executives with those of the shareholders by rewarding performance in accordance with established goals that are aggressive, but achievable without excessive risk-taking. Simply put, the Compensation Committee believes in pay-for-performance. Our executives are accountable for the performance of the business and are compensated based on that performance. Our executive compensation programs are designed to attract and retain top executive talent and motivate them to achieve strong operational and financial performance. This performance, in turn, builds value for our shareholders.
Our compensation program is designed to:

•	Attract and retain highly qualified executive officers and key managers;

•	Motivate our executive officers to make greater personal contributions to help the Company achieve its strategic, financial and operational objectives;

•	Align our executive officers' interests with those of our shareholders; and

•	Favor performance-based compensation that is aggressive, but achievable without excessive risk taking.
Setting Executive Compensation
In determining the appropriate compensation for our named executive officers, the Compensation Committee reviews competitive market data provided by Towers Watson on compensation practices. Towers Watson compiled competitive market data from Towers Watson's General Industry Executive Survey and among a peer group of twelve companies composed from the apparel industry. On behalf of the Compensation Committee, Towers Watson conducted a review of the compensation practices, including pay levels and compensation mix. This review also included a market analysis on long-term incentive plan practices and perquisite practices from both a peer and general industry perspective.
The peer group includes companies in the apparel industry with revenues approximately ½ to 2 times our revenue size. The peer group includes:

American Apparel, Inc.	Kenneth Cole Productions Inc.	Steve Madden, Ltd.
Ennis, Inc.	Maidenform Brands, Inc.	True Religion Apparel, Inc.
Gildan Activewear, Inc.	Oxford Industries Inc.	Vera Bradley Designs, Inc.
G-III Apparel Group, Ltd.	Perry Ellis International Inc.	Volcom Inc.
Towers Watson noted that although the use of ½ to 2 times revenue is a standard methodology for determining a peer group, in the case of the peers noted above, eight are larger in revenue size than Delta Apparel, Inc. In contrast, the use of published survey data, with the use of regression equations, allows the data to be size-adjusted appropriately to our revenue size. In addition, published survey data provides for larger data samples and allows for job or role matches based on the duties and responsibilities of the executives. As such, Towers Watson recommended the Compensation Committee focus primarily on the comparisons against the general industry published survey data and use the peer group comparisons as a secondary perspective.
Competitive Positioning of Executive Compensation Levels
The Compensation Committee establishes base salary, annual incentive opportunities and long-term incentive target grants for our named executive officers primarily with reference to the general industry published survey data based upon the recommendation of Towers Watson. The peer group comparison data was used as a secondary reference point. Generally, the target annual cash compensation (base salary plus target annual incentive compensation) for our named executive officers is approximately at the median level of the general industry published survey data, adjusted for experience level, responsibility, job performance, unique expertise and future growth potential. Executives have the potential to earn significantly higher annual cash compensation when our performance significantly exceeds performance goals or significantly lower annual cash compensation if our performance falls short of performance goals. Long-term incentive target levels for our named executive officers are set to earn value at the expected median level of the general industry published survey data, adjusted for consideration of expected share price appreciation, overhang, shares available for grant, and dilutionary affect, with the potential for executive officers to earn higher values when performance goals are exceeded over a defined performance period and lower if Company performance goals are not achieved.
In making decisions with respect to any element of an executive officer’s compensation, the Compensation Committee considers the total compensation that may be awarded to the executive, including base salary, annual incentive compensation and long-term incentive compensation. The Compensation Committee’s goal is to award compensation that is reasonable when all elements of potential compensation are considered.
When considered together, the Compensation Committee believes the combined components of pay provides competitive market compensation for our named executive officers. In addition, a significant portion of compensation is at risk on both a short-term and long-term basis. The at-risk portion should correlate with results that align compensation with creating value for shareholders, and retrospectively, this appears to exist.
Executive Compensation Components
The principal components of compensation for our executive officers are:

•	Base salary, which is intended to compensate executives for their primary responsibilities and individual contribution;

•	Performance-based cash incentives, which are intended to link annual incentive compensation with annual performance achievements and financial results;

•	Long-term equity incentives, which are intended to link long-term incentive compensation with the Company's long-term value creation; and

•	Other employee benefits provided to all full-time U.S. employees.
Although there is no pre-established policy or target for the allocation between specific compensation components, approximately 40% of an executive officer's annual total target compensation is determined by Company performance as compared to performance goals established for our annual and long-term incentive plans. We believe this approach reflects our objective of aligning the interests of our executives and shareholders without encouraging excessive or unnecessary risk-taking.
Base Salary
We provide our executives with a base salary to compensate them for services rendered during the fiscal year. The base salary for each executive officer is guided by the relative salary levels for comparable positions in the apparel industry and general industry, as well as the assessed potential of the executive, the individual's scope of responsibility, personal performance, experience and length of service to the Company. Each executive officer's base salary is reviewed annually and generally adjusted to reflect inflation, the Company's financial performance, any change in the executive officer's responsibilities and the executive officer's overall performance.

The Compensation Committee has determined that, in general, in order to enable the Company to attract and retain the executive talent important to our long-term growth, the compensation strategy should aim to position base salaries competitive with similar positions within both public and private apparel companies. The Compensation Committee reviews the information provided by Towers Watson regarding executives' base salary levels compared to the general industry and peer group published survey data, along with the Chief Executive Officer's assessment of each executive's individual performance and responsibilities, and knowledge of apparel industry compensation, to determine appropriate compensation for each executive. During fiscal year 2011, salary increases were given to the executive officers ranging from 4.4% to 10.7% to reflect performance, additional experience and responsibilities, future potential, and changes in market data provided by Towers Watson. The salary increases for the executive officers are, in general, aligned with the increases given to other salaried employees.
Changes in Fiscal Year 2012
We anticipate salary increases to the named executive officers in fiscal year 2012 to range from 2.0% to 14.5%. Larger increases are in unique circumstances where the Towers Watson study suggested certain key employees are under market compensation.
Annual Incentive Compensation
Our compensation philosophy connects our executives' potential annual earnings to the achievement of performance objectives designed to support execution of our business strategies. Our annual incentive compensation (“AIC”) provides for the payment of cash bonuses pursuant to our Short-Term Incentive Compensation Plan. Our Short-Term Incentive Compensation Plan places a sizable percentage of annual cash compensation at risk and is designed to motivate and reward salaried employees to achieve and exceed objective annual business performance goals that have been established during the first quarter of the fiscal year. The Compensation Committee certifies that the performance goals have been achieved prior to the payment of any AIC. The Compensation Committee may, at its discretion, adjust the actual annual incentive compensation paid.
Target Value
The overall AIC potential varies depending upon the executive's position, with the target value defined as a certain dollar amount per individual. The Compensation Committee approves the aggregate target values for the plan, as well as the individual target values for all executive officers. The Compensation Committee reviews the information provided by Towers Watson regarding executives' target annual incentive compensation (as a percentage of base salary) compared to the general industry published survey data, along with information regarding each executive's individual performance and responsibilities, to determine the appropriate target value for each executive. The fiscal year 2011 target values were as follows: $625,000 (or 87% of base salary) for Mr. Humphreys; $150,000 (or 54% of base salary) for Ms. Merrill; $150,000 (or 57% of base salary) for Ms. Watson; $180,000 (or 55% of base salary) for Mr. Cochran; and $172,500 (or 53% of base salary) for Mr. Spires.
Performance Goals
We do not establish performance criteria based on individual performance for each named executive officer or other members of management, although we do evaluate individual performance when making compensation decisions. Rather, we believe that focusing the executive team as a group on common performance goals results in greater long-term success. The named executive officers each have cash incentives and performance-based equity awards conditioned on the achievement of objective financial and operational goals for the Company as a whole. In addition to the AIC based on the performance of the Company as a whole, Ms. Watson, Mr. Cochran and Mr. Spires received a portion of their target value based on the performance of their particular business unit (Junkfood Clothing Company, Delta Activewear and M.J. Soffe, LLC, respectively).
Under the AIC approved by the Compensation Committee for fiscal year 2011, the performance goals for AIC that are based on the performance of the Company as a whole are based on return on capital employed, defined as the Company’s earnings before interest and taxes as a percentage of the twelve month average capital employed. The incentives earned are then adjusted upward or downward by the sales growth or decline of the Company from fiscal year to fiscal year. For fiscal year 2011, the Compensation Committee established the required return on capital to earn the target value at 10% return on capital employed, which is consistent with the rate established for fiscal year 2010 and above the Company’s actual cost of capital. For 2011, a 10% return on capital employed was required to achieve the target value, with a 3% return on capital employed achieving 25% of the target value and a 25% return on capital employed achieving 300% of the target value. No target value is achieved if the Company’s return on capital employed is less than 3%.
The following table sets forth the performance targets and calculation of the actual cash bonus earned based on the performance of the Company taken as a whole:

Fiscal Year 2011 Annual Cash Bonus Award Components and Results

	Performance Range & Payout Percentage
Performance Metric	Threshold 25%	Target 100%	Maximum 300%	Achieved Results	Percent Achieved	Payout Factor
Return on Capital Employed	3%	10%	25%	11.7%	119.4%	119.4%
Sales Growth Multiplier				12.0%		14.3%
						133.7%
If performance goals are not met by the Company, there is no guaranteed bonus payment. If performance goals are exceeded, there is a maximum bonus payout of 300% of the target value. In addition, our Short-Term Incentive Compensation Plan states that no participant in the plan shall receive compensation pursuant to the plan in excess of $1,500,000 during any calendar year.
In addition to the annual incentive compensation based on the performance of the Company as a whole, Ms. Watson, Mr. Cochran and Mr. Spires received a portion of their target value based on the performance of their particular business unit (Junkfood Clothing Company, Delta Activewear and M.J. Soffe, LLC, respectively). For fiscal year 2011, the performance goal for Junkfood Clothing Company was based on targeted earnings before interest and taxes. The performance goals for the Delta Activewear and M.J. Soffe, LLC business units were based half on targeted earnings before interest and taxes and half on a targeted return on capital employed for the individual business unit. There is no sales growth or decline adjustment to the business unit bonus plans. If performance goals are not met by the business unit, there is no guaranteed bonus payment. If performance goals are exceeded, there is no maximum limit; however, our Short-Term Incentive Compensation Plan states that no participant in the plan shall receive compensation pursuant to the plan in excess of $1,500,000 during any calendar year. For fiscal year 2011, the payout percentage for the performance goals of the business units were: 0% for Junkfood Clothing Company; 400.2% for Delta Activewear and 96.0% for M.J. Soffe, LLC.
Changes in Fiscal Year 2012
For fiscal year 2012, the Compensation Committee made several changes to the AIC structure. The performance goals for AIC that is based on the performance of the Company as a whole were adjusted so that 75% of target is based on return of capital employed (as in prior years), and 25% of the target is based on the three-year average earnings per share growth. The total is still adjusted based on sales increase or decline as compared to the prior fiscal year. With this change, the Compensation Committee expects the management team to put more emphasis on interest expense and tax planning to improve net income as a percentage of operating profit. Adjustments were also made to the individual business unit AIC plans (Junkfood Clothing Company, Delta Activewear and M.J. Soffe, LLC). The new performance goals place one third of target value on each of operating margin, return on capital employed (with a penalty for excess aged inventory) and sales growth. In fiscal year 2012, there are no guaranteed bonus payments if performance goals are not met under any AIC Plans. If performance goals are exceeded, there is a maximum bonus payout of 250% of target values for all AIC Plans.
Long-Term Incentive Compensation
Our executives receive long-term incentive compensation intended to link their compensation to the Company's long-term financial success. Historically, our equity compensation programs consisted of stock option grants under the Delta Apparel Incentive Stock Award Plan ("Stock Award Plan") and the Delta Apparel Stock Option Plan ("Stock Option Plan"). These were designed to provide each executive officer with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. On November 11, 2010, the Company's shareholders approved the Delta Apparel, Inc. 2010 Stock Plan ("2010 Stock Plan"). We will not be granting additional awards under either the Award Plan or the Option Plan; instead, all future stock awards will be granted under the 2010 Stock Plan.
Under the 2010 Stock Plan, the Compensation Committee has the authority to determine to whom awards may be granted and the size and type of each award and manner in which such awards will vest. The awards available consist of stock options, stock appreciation rights, restricted stock, restricted stock units, performance stock, performance units, and cash awards. The 2010 Stock Plan limits the number of shares that may be covered by awards to any participant in a given calendar year and also limits the aggregate awards of restricted stock, restricted stock units and performance stock granted in any given calendar year. If a participant dies or becomes disabled (as defined in the 2010 Stock Plan) while employed or serving as a director, all unvested awards become fully vested. The Compensation Committee is authorized to establish the terms and conditions of awards granted under the 2010 Stock Plan, to establish, amend and rescind any rules and regulations relating to the 2010 Stock Plan, and to make any other determinations that it deems necessary.
The number of awards granted by the Compensation Committee is at a level that is intended to create a meaningful opportunity for stock ownership based upon the executive’s current position, the assessed potential of the executive, the executive’s performance, the executive’s other forms of compensation, and any other factors that are deemed relevant to accomplish the long-term goals of the Company. In making these grants, the Compensation Committee references competitive long-term incentive data provided by Towers Watson.
Stock Award Plan
The options granted under the Stock Award Plan have an exercise price of $0.01 per share. In addition, the Company provides tax assistance on the vesting of the award whereby a cash payment is made to the executive equal to estimated taxes payable by the executive upon the exercise of the option. The Compensation Committee typically granted options under the Stock Award Plan to executives at the beginning of a fiscal year. Newly hired executive officers may receive a grant of stock options shortly after their hire date based on the long-term grant guidelines approved by the Compensation Committee for that phase of the program. Additional options may also be granted to executive officers in connection with promotions.
As part of the negotiations of Mr. Humphreys’ employment agreement, options were granted to Mr. Humphreys at the beginning of fiscal year 2010 under the Stock Award Plan that are service-based. Of the options granted, 50% vested when we filed our Annual Report on Form 10-K with the Securities and Exchange Commission for the 2010 fiscal year. The remaining options vested on September 1, 2011, the day we filed our Annual Report on Form 10-K with the Securities and Exchange Commission for the 2011 fiscal year. No grants were made to Mr. Humphreys during fiscal year 2011.
At the beginning of fiscal year 2010, options were granted to Ms. Merrill, Ms. Watson and Mr. Spires under the Stock Award Plan that were both service-based and performance-based options. The number of options granted by an award is determined by the level and responsibility of the executive’s position, the executive’s performance, the executive’s total compensation, the assessed potential of the executive, the recommendation of the Chief Executive Officer and the Vice President of Human Resources, and any other factors deemed relevant in accomplishing the Company’s long-term goals. In addition to these factors, the number of options granted to the executive under the plan is evaluated in the context of our historical and anticipated future stock appreciation.
These options vested on September 1, 2011, the date we filed our Annual Report on Form 10-K with the Securities and Exchange Commission for the 2011 fiscal year. Vesting of the performance-based options was based solely on achievement of objective performance goals as determined by the Compensation Committee. Of the total options granted to these executives, 60% vested solely with a service-based element, while the remaining 40% vested based on the achievement of the two-year average return on capital employed. The following table sets forth the performance vesting criteria of the 2010-2011 long-term incentive grant:

Fiscal Year 2010-2011 Performance Vesting Criteria

	Performance Range & Payout Percentage
Performance Metric	Threshold 50%	Target 100%	Maximum 150%	Achieved Results	Percent Achieved	Vesting Factor
2-Yr Average Return on Capital Employed	5%	10%	15%	11%	110%	110%
If a two-year average return on capital of 5% was not met by the Company, none of the performance-based options vested. If performance goals are exceeded, a maximum of 150% of performance-based options would vest. No grants were made to Ms. Merrill, Ms. Watson or Mr. Spires during fiscal year 2011.
In October 2010, the Compensation Committee granted awards pursuant to the Award Plan to Mr. Cochran as part of his compensation package upon being hired by Delta Apparel, Inc. Of the total options granted to Mr. Cochran, 60% vested solely with a service-based element, while the remaining 40% vested based upon the same performance criteria as described above for Ms. Merrill, Ms. Watson and Mr. Spires. In addition, upon receiving shareholder approval and filing all necessary documents with the SEC, the Compensation Committee granted stock options pursuant to the 2010 Stock Plan with a strike price equal to the stock price on Mr. Cochran's hire date.
Changes in Fiscal Year 2012
Grants made in fiscal year 2012 were made under the 2010 Stock Plan approved by shareholders in November 2010. For each named executive officer other than the Chief Executive Officer, half of the long-term incentive was granted as Restricted Stock Units and half was granted as Performance Units. Both awards vest when the Company files its Form 10-K for fiscal year 2013. The Performance Units vest upon achievement of return on capital employed targets. No tax assistance is provided under these grants.
On August 17, 2011, the Company entered into an amendment to Mr. Humphreys' employment agreement that replaced the 30,000 shares of service grant with tax assistance with 52,000 shares of Performance Units, using return on capital employed as the performance measure. Mr. Humphreys would receive 100% of the grant (52,000 units) at 7% return on capital employed for fiscal year 2012. At 3% return on capital employed, Mr. Humphreys would receive 20% of the grant (10,400 units), and no units would be earned if return on capital employed is below 3%. The maximum payout would be 120% (62,400 units) if return on capital employed equals or exceeds 12%. No tax assistance will be provided.
Other Employee Benefits
Our named executive officers receive the same employee benefits generally available to all of our full-time U.S employees, including health insurance, dental insurance, and group life and disability insurance. In addition, executives are eligible to participate in our 401(k) plan once they meet eligibility requirements. The Company provides the same 401(k) match offered to all employees of the Company. We do not maintain any deferred compensation plans.

Perquisites and Other Personal Benefits
The Company does not provide its executives with any perquisites or other personal benefits that are not provided to its other employees, except that the Company provides a country club membership to Mr. Spires.
Deductibility of Compensation Expense
Internal Revenue Service rules do not permit us to deduct certain compensation paid to certain executive officers in excess of $1 million, except to the extent such excess constitutes performance-based compensation (as defined in Section 162(m) of the Internal Revenue Code). The Compensation Committee considers that its primary goal is to design compensation programs that further the best interests of the Company and its shareholders. To the extent not inconsistent with that goal, the Compensation Committee attempts to use compensation programs that preserve the tax deductibility of compensation expenses. We believe that the cash bonuses paid to the employees pursuant to the shareholder approved Short-Term Incentive Compensation Plan qualify as performance-based compensation exempt from the $1 million deduction limit. The options granted subsequent to November 2001 under the Company’s Stock Option Plan and Stock Award Plan may not qualify as performance-based compensation as the plans were not approved by Delta Apparel, Inc.’s shareholders. In fiscal year 2011, approximately $0.5 million of the compensation paid to Mr. Humphreys was not deductible by the Company for federal income tax purposes. We believe that in fiscal year 2012, a portion of the compensation paid to Mr. Humphreys will also not be deductible by the Company for federal income tax purposes.
Employment Agreements
The Company competes for executive talent, and we believe that providing severance protection plays an important role in attracting and retaining key executives. Accordingly, the Company has entered into employment agreements with all named executive officers and other selected senior executives and key managers.
Robert W. Humphreys, Chairman and Chief Executive Officer, has an employment agreement with Delta Apparel, Inc. dated June 12, 2009 and amended on August 17, 2011. Steven E. Cochran, President of Delta Activewear, has an employment agreement with Delta Apparel, Inc. dated October 25, 2010. The remaining executive officers, listed as follows, are parties to employment agreements with Delta Apparel, Inc. dated December 31, 2009.
Deborah H. Merrill, Vice President, Chief Financial Officer and Treasurer
Martha M. Watson, Vice President and Secretary and President of Junkfood Clothing Company
Kenneth D. Spires, President of M.J. Soffe, LLC
Employment Agreement with Robert W. Humphreys
The agreement provides that Mr. Humphreys will receive a base annual salary of at least $690,000, subject to upward adjustment at the discretion of the Compensation Committee of the Company’s Board of Directors and confirmed by the full Board of Directors. Mr. Humphreys will participate in the Company’s Short-Term Incentive Compensation Plan with a base of $600,000 during fiscal year 2010, $625,000 during fiscal year 2011, and $650,000 during fiscal year 2012, with the maximum payout of $1,500,000 for any single fiscal year. The calculation of Mr. Humphreys’ compensation under the Short-Term Incentive Compensation Plan will be the same as conducted annually by the Board of Directors for the other participants in the plan.
Mr. Humphreys will also participate in the Stock Award Plan. The agreement provides that under the service portion of the Plan, Mr. Humphreys will receive a grant on June 29, 2009 that provides a two-year award of options exercisable for 30,000 shares of Delta Apparel, Inc. stock per year upon the filing with the Securities and Exchange Commission of the Company’s Form 10-K for each of the fiscal years 2010 and 2011. Also under the service portion of the Plan, Mr. Humphreys will receive an annual grant on June 27, 2011 that provides an annual award of options exercisable for 30,000 shares of Delta Apparel, Inc. stock upon the filing with the Securities and Exchange Commission of the Company’s Form 10-K for fiscal year 2012. If shares are not available on the date of the award, a cash award will be made to Mr. Humphreys in the amount of the value of the award as of the close of the market on the date of the award. Pursuant to the Plan, the Company shall pay in cash an amount which will be approximately sufficient, after the payment of all applicable federal and state income taxes attributable to such payment, to pay the federal and state income taxes which Mr. Humphreys will incur by virtue of the vesting of such award (or portion thereof) whether received in the form of stock or cash.
On August 17, 2011, the Company entered into an amendment to Mr. Humphreys' employment agreement that replaced the service-vested options for 30,000 shares with tax assistance with 52,000 shares of Performance Units, using return on capital employed as the performance measure. Mr. Humphreys would receive 100% of the grant (52,000 units) at 7% return on capital employed for fiscal year 2012. At 3% return on capital employed, Mr. Humphreys would receive 20% of the grant (10,400 units), and no units would be earned if return on capital employed is below 3%. The maximum payout would be 120% (62,400 units) if return on capital employed equals or exceeds 12%. No tax assistance will be provided.
Mr. Humphreys will also be entitled to receive such perquisites as are provided by the Company from time to time to executives of the Company in comparable positions and such other benefits as are customarily available to executives of the Company.
The agreement requires that Mr. Humphreys give the Company 180 days’ prior written notice of his voluntary termination of employment. The Company may terminate Mr. Humphreys’ employment with or without cause upon written notice. If the Company terminates Mr. Humphreys’ employment without cause or Mr. Humphreys terminates his employment because of a material breach of the agreement by the Company, the Company, for a period of 12 months, will continue to pay Mr. Humphreys’ base salary, will pay 100% of his Short-Term Incentive Compensation base amount for the fiscal year in which his employment was terminated, and will continue to provide the life, medical, and disability insurance provided to him prior to termination or, if different, the life, medical, and disability insurance provided to other executives during such 12 month period. In addition, the full award of incentive stock (granted pursuant to the Stock Award Plan) related to the fiscal year in which Mr. Humphreys' employment is terminated will immediately and automatically vest and be exercisable. The agreement provides for 6 months of base salary continuation to Mr. Humphreys’ estate following his death, and provides for base salary and benefits continuation for 6 months following termination of employment because of disability.
If within one year of a Change of Control (as defined in the agreement), Mr. Humphreys terminates his employment for Good Reason (as defined in the agreement) or the Company terminates Mr. Humphreys’ employment for any reason other than Cause (as defined in the agreement), death, or disability, then the Company must pay to Mr. Humphreys (i) an amount equal to his annual base salary in effect on the termination date, (ii) an amount equal to the full amount of the cash Short-Term Incentive Compensation target during the fiscal year in which the termination occurs, (iii) all benefits under the Company’s various welfare and benefit plans for 12 months after the date of termination at levels and rates substantially equal to those applicable to him prior to such termination, and (iv) outplacement assistance.
Upon a termination of Mr. Humphreys’ employment, Mr. Humphreys is generally prohibited for twelve months from the date of termination from directly or indirectly competing with the Company by providing to any company that is in a competing business services substantially similar to the services provided by him at the time of termination. A competing business is defined as any business that engages, in whole or in part, in the manufacturing or marketing of activewear apparel in the United States of America, and Mr. Humphreys’ employment function or affiliation is directly or indirectly in such business of activewear apparel manufacturing or marketing. The agreement also includes non-solicitation provisions, which apply to employees, customers and suppliers for a period of two years from expiration of the term of the agreement or termination of employment, non-disclosure provisions, and non-disparagement provisions.
The agreement continues until the date of the filing with the Securities and Exchange Commission of the Company’s Form 10-K for fiscal year 2012.
Employment Agreements with other Named Executive Officers
The employment agreements with the other named executive officers are identical except for the employees’ initial job titles and initial base salaries set forth below:

Deborah H. Merrill Vice President, Chief Financial Officer and Treasurer	$253,000
Martha M. Watson Vice President and Secretary President, Junkfood Clothing Company	$250,000
Steven E. Cochran President, Delta Activewear	$325,000
Kenneth D. Spires President, M.J. Soffe, LLC	$310,000

Each agreement entitles the employee to (i) the initial base salary set forth above (subject to upward adjustment), (ii) participate in the Company’s Short-Term Incentive Compensation Plan, and (iii) receive the fringe benefits provided to executives in comparable positions including vacations and life, medical and disability insurance. The agreements all have terms that expire on December 31, 2012.
If the employee dies during the term of the agreement, we will continue to pay his or her base salary in effect at the time of death to his or her estate for 6 months. If the employee becomes disabled (as defined in the agreement) during the term, he or she will continue to receive base salary and benefits for a period of 6 months. If the Company terminates the employee’s employment without cause (as defined in the agreement) or the employee terminates employment because the Company has breached the agreement and in each case no change of control (as defined in the agreement) has occurred, then the employee is entitled to receive base salary and incentive compensation ranging from 3 months base salary and 25% of the Short-Term Incentive Plan award for the most recent full fiscal year if the employee was employed for less than one year or up to 12 months base salary and 100% of the Short-Term Incentive Plan award for the most recent full fiscal year if the employee was employed for three or more years, in all cases paid out in equal monthly payments over the period of base salary continuation. To the extent permitted under Internal Revenue Code (“IRC”) Section 409A, the sum of applicable base salary and incentive compensation shall be divided into equal monthly payments and paid to the executive over the applicable payout period, depending on the executive’s years of service at the time of termination. The Company will also make the employee’s COBRA payments for medical insurance for the applicable payout period unless the employee receives reasonably comparable benefits from another employer.
If within one year after a Change of Control (as defined in the agreement), the employee terminates employment for Good Reason (as defined in the agreement) or the Company terminates the employee’s employment for any reason other than Cause (as defined in the agreement), death or disability, then the employee is entitled to receive an amount equal to one year’s base salary for the fiscal year prior to termination plus the cash incentive compensation received by the employee for the most recent fiscal year. The Company must also provide out-placement assistance and continue coverage under the Company’s various welfare and benefit plans in effect at the time of termination for 12 months.
Each agreement contains an IRC Section 280G “golden parachute payment savings clause” that reduces severance payments if the total amount of payments the employee would receive from the Company would require the Company to report an excess parachute payment. The agreements include non-competition, non-solicitation (with respect to both employees and customers), non-disclosure and non-disparagement provisions.

COMPENSATION TABLES
Summary Compensation Table
The following table provides summary information concerning the compensation paid to or earned by our named executive officers for each of the last three completed fiscal years.

					Non-Equity
			Option		Incentive Plan		All Other
Name and		Salary	Awards		Compensation		Compensation	Total
Principal Position	Year	($)	($) (1)		($) (2)		($) (3)	($)
Robert W. Humphreys	2011	$720,000	$—		$835,625		$7,500	$1,563,125
Chairman and Chief Executive Officer	2010	$690,000	$707,700		$735,000		$7,875	$2,140,575
(Principal Executive Officer)	2009	$669,167	$—		$451,800		$7,817	$1,128,784

Deborah H. Merrill	2011	$275,500	$—		$275,550	(6)	$10,340	$561,390
Vice President, Chief Financial Officer &	2010	$251,083	$235,900	(5)	$153,125		$10,013	$650,121
Treasurer (Principal Financial Officer)	2009	$227,500	$—		$94,125		$9,100	$330,725

Martha M. Watson	2011	$265,000	$—		$133,700		$6,504	$405,204
Vice President & Secretary	2010	$250,000	$235,900	(5)	$210,750		$8,396	$705,046
	2009	$207,656	$—		$75,300		$8,306	$291,262

Steven E. Cochran	2011	$222,917	$323,430	(4)	$653,735		$3,792	$1,203,874
President, Delta Activewear	2010	$—	$—		$—		$—	$—
	2009	$—	$—		$—		$—	$—

Kenneth D. Spires	2011	$319,231	$—		$175,025		$7,998	$502,254
President, M.J. Soffe, LLC	2010	$306,154	$235,900	(5)	$95,673		$8,834	$646,561
	2009	$294,808	$—		$97,474		$10,994	$403,276

(1)
Amounts do not reflect compensation actually received by the named executive officer. Instead, the amounts shown are the aggregate grant date fair value of option awards computed in accordance with FASB ASC Topic 718. The fair value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model. The grants made pursuant to the Company’s Incentive Stock Award Plan include tax assistance that is paid by the Company. The grant date fair value of these awards is increased by 75%, the approximate value of the tax assistance. The assumptions used in calculating compensation costs are described more fully in Footnote 12 in the Company’s financial statements in the Form 10-K for the year ended July 2, 2011, as filed with the SEC. See the Grants of Plan-Based Awards table for further information on options granted in fiscal year 2011.

(2)
This column represents the amounts earned by the named executive officer in fiscal years 2011, 2010 and 2009 pursuant to the Company’s Short-Term Incentive Compensation Plan. Additional information regarding the potential threshold, target and maximum payouts underlying the Non-Equity Incentive Plan Compensation column is included in the Grants of Plan-Based Awards table.

(3)
This column represents the matching contributions by the Company to the Company’s 401(k) savings plan. The Company’s named executive officers do not receive perquisites that would exceed an aggregate of $10,000 each.

(4)
The amount shown includes the aggregate grant date fair value of both service and performance-based awards, with the performance-based award using the probable outcome of the performance conditions as of the grant date, which was assumed to be the target amount. If the amount was calculated assuming the highest level of performance conditions were met, the grant date fair value for grants would be $357,366.

(5)
The amount shown includes the aggregate grant date fair value of both service and performance-based awards, with the performance-based award using the probable outcome of the performance conditions as of the grant date, which was assumed to be the target amount. If the amount was calculated assuming the highest level of performance conditions were met, the grant date fair value for grants would be $283,080 each for Ms. Merrill, Ms. Watson and Mr. Spires.

(6)    Amount includes $75,000 bonus for meeting target date for corporate refinancing of U.S. and Honduran based debt.

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2011
The following table provides information regarding grants of cash and stock-based awards made under our Short-Term Incentive Compensation Plan, Stock Award Plan and 2010 Stock Plan during fiscal year 2011. The threshold, target and maximum amounts shown in the table represent the amounts to be paid if the Company's performance meets the respective levels of the applicable performance measures. The performance measures are more fully described in the CD&A section of this Proxy Statement.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)				Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Option Awards: Number of Securities Underlying Option (3)	Exercise or Base Price of Option Award (4)	Closing Market Price on Date of Grant	Grant Date Fair Value of Stock and Option Awards (5)
	Grant	Threshold	Target	Maximum		Threshold	Target	Maximum
Name	Date	($)	($)	($)		(#)	(#)	(#)	(#)	($/Sh)	($/Sh)	($)
Robert W. Humphreys	07/05/10	$156,250	$625,000	$1,500,000	(6)	—	—	—	—	$—	$—	$—

Deborah H. Merrill	07/05/10	$37,500	$150,000	$450,000		—	—	—	—	$—	$—	$—

Martha M. Watson	07/05/10	$50,000	$150,000	$1,500,000	(7)	—	—	—	—	$—	$—	$—

Steven E. Cochran	10/25/10	$14,000	$180,000	$1,500,000	(8)	—	—	—	—	$—	$—	$—
	10/25/10	$—	$—	$—		—	2,800	4,200	—	$0.01	$13.86	$67,872
	10/25/10	$—	$—	$—		—	—	—	4,200	$0.01	$13.86	$101,808
	02/02/11	$—	$—	$—		—	—	—	25,000	$13.86	$13.07	$153,750

Kenneth D Spires	07/05/10	$43,125	$172,500	$1,500,000	(9)	—	—	—	—	$—	$—	$—

(1)	The non-equity incentive plan information represents our 2011 annual incentives under our Short-Term Incentive Compensation Plan.

(2)
The equity incentive plan information includes the performance-vesting portions of the stock option grants made under our Stock Award Plan. At the target level, the performance-based portion represents 40% of the total long-term incentive grant.

(3)	This column includes the number of time-vesting options granted under our Stock Award Plan and 2010 Stock Plan.

(4)
The options granted under the Stock Award Plan have an exercise price of $0.01 pursuant to the plan. The options granted under the 2010 Stock Plan would normally have had an exercise price based on the closing price of the Company's common stock on the date of grant. However, due to an administrative error, an option granted on October 25, 2010 under our Stock Option Plan was deemed invalid as the Stock Option Plan had expired. As such, a new option was granted under the 2010 Stock Plan on February 2, 2011 with the same terms, including exercise price, as the option that was deemed invalid.

(5)
The aggregate grant date fair value of the grants was computed in accordance with ASC Topic 718. The attainment of target level for the performance-based grants was deemed probable at the date of grant and was therefore used to calculate the aggregate grant date fair value.

(6)	The Short-Term Incentive Compensation Plan states that no participant in the plan shall receive compensation pursuant to the plan in excess of $1,500,000 during any calendar year.

(7)
Ms. Watson’s cash bonus target amount is $100,000 based on the performance of the Company as a whole and $50,000 based on the performance of the Junkfood Clothing business unit. The plan for the Company as a whole has a maximum payout of 300%; however, the plan based on the business unit does not have a maximum. The Short-Term Incentive Compensation Plan, however, states that no participant in the plan shall receive compensation pursuant to the plan in excess of $1,500,000 during any calendar year.

(8)
Mr. Cochran's cash bonus target amount is $25,000 based on the performance of the Company as a whole and $155,000 based on the performance of the Delta Activewear business unit. The plan for the Company as a whole has a maximum payout of 300%; however, the plan based on the business unit does not have a maximum. The Short-Term Incentive Compensation Plan, however, states that no participant in the plan shall receive compensation pursuant to the plan in excess of $1,500,000 during any calendar year.

(9)
Mr. Spires’ cash bonus target amount is $25,000 based on the performance of the Company as a whole and $147,500 based on the performance of the M.J. Soffe business unit. The plan for the Company as a whole has a maximum payout of 300%; however, the plan based on the business unit does not have a maximum. The Short-Term Incentive Compensation Plan, however, states that no participant in the plan shall receive compensation pursuant to the plan in excess of $1,500,000 during any calendar year.

OUTSTANDING EQUITY AWARDS AT 2011 FISCAL YEAR-END
The following table provides information concerning stock-based options granted to our named executive officers that were outstanding as of July 2, 2011:

	Number of Securities Underlying Unexercised Options (#)		Number of Securities Underlying Unexercised Options (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options		Option Exercise Price	Option Expiration Date
Name	Exercisable		Unexercisable		(#)		($)
Robert W. Humphreys	62,500		—		—		$11.275	07/05/14
	250,000		—		—		$13.350	07/03/15
	—		30,000	(1)	—		$0.010	09/02/11

Deborah H. Merrill	2,000		—		—		$11.275	07/05/14
	12,000		—		—		$13.350	07/03/15
	30,000		—		—		$17.240	07/03/15
	26,666	(2)	13,334	(2)	—		$8.300	02/08/18
	—		12,000	(3)	8,800	(3)	$0.010	09/02/11

Martha M. Watson	8,000		—		—		$11.275	07/05/14
	56,000		—		—		$13.350	07/03/15
	26,666	(2)	13,334	(2)	—		$8.300	02/08/18
	—		12,000	(3)	8,800	(3)	$0.010	09/02/11

Steven E. McGhee	12,500	(4)	12,500	(4)	—		$13.860	02/08/18
	—		4,200	(3)	3,080	(3)	$0.010	09/02/11

Kenneth D. Spires	14,000		—		—		$11.275	07/05/14
	70,000		—		—		$13.350	07/03/15
	26,666	(2)	13,334	(2)	—		$8.300	02/08/18
	—		12,000	(3)	8,800	(3)	$0.010	09/02/11

(1)
In accordance with his employment agreement, Mr. Humphreys received an award of 60,000 options granted under the Stock Award Plan that vest equally over two years. One-half of the grant vested and was exercised on September 1, 2010, the date the Company filed its Annual Report on Form 10-K for the year ended July 3, 2010. The remaining options vested and were exercised on September 1, 2011, the day the Company filed its Annual Report on Form 10-K for the year ended July 2, 2011.

(2)
These options, granted under the Stock Option Plan, vest equally over three years. One-third of the grant vested on July 3, 2010 and July 2, 2011, with the remaining options vesting on June 30, 2012. These options have a ten-year life from grant date.

(3)
These options, granted under the Stock Award Plan, vested and were exercised on September 1, 2011, the day the Company filed its Annual Report on Form 10-K for the year ended July 2, 2011. The number of incentive-based options represents 110% of the awards granted based upon the Company's achievement of the performance criteria, which is based on the Company's average return on capital employed for the two years ended July 2, 2011.

(4)
In accordance with his offer of employment, Mr. Cochran received an award of 25,000 options granted under the 2010 Stock Plan. Half of the options vested on July 2, 2011, with the remaining options vesting on June 30, 2012. These options expire on February 8, 2018.

FISCAL YEAR 2011 OPTION EXERCISES
The following table provides information with respect to stock options exercised by the named executive officers during fiscal year 2011:

	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)
Name	(#)	($)
Robert W. Humphreys	30,000	$734,475

(1)
The value realized equals the difference between the option exercise price and the fair market value of the Company’s common stock on the date of exercise, multiplied by the number of shares for which the option was exercised. Amount shown includes the tax assistance included on the awards.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
The following is a summary setting forth potential severance payments and benefits provided for in each named executive officer's employment agreement or other compensation arrangement, assuming termination of employment or change in control occurred on July 2, 2011, the last day of our 2011 fiscal year. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event, the price of the Company’s common stock and the executive’s age. These benefits are in addition to benefits available generally to salaried employees upon termination.

	Involuntary Termination without Cause	Termination for Change in Control	Change in Control without Termination	Death	Disability
Executive	($)	($)	($)	($)	($)
Robert W. Humphreys
Base Salary	$720,000	$720,000	$—	$360,000	$360,000
Non-Equity Incentive Compensation	625,000	625,000	—	835,625	835,625
Equity Options and Awards (1)	906,150	906,150	906,150	906,150	906,150
Insurance Benefits	9,100	9,100	—	—	4,550
Outplacement Services	—	5,000	—	—	—
	$2,260,250	$2,265,250	$906,150	$2,101,775	$2,106,325

Deborah H. Merrill
Base Salary	$280,000	$280,000	$—	$140,000	$140,000
Non-Equity Incentive Compensation	200,550	200,550	—	200,550	200,550
Equity Options and Awards (2)	—	723,700	723,700	604,100	604,100
Insurance Benefits	2,890	2,890	—	—	1,445
Outplacement Services	—	5,000	—	—	—
	$483,440	$1,212,140	$723,700	$944,650	$946,095

Martha M. Watson
Base Salary	$265,000	$265,000	$—	$132,500	$132,500
Non-Equity Incentive Compensation	133,700	133,700	—	133,700	133,700
Equity Options and Awards (2)	—	723,700	843,300	604,100	604,100
Insurance Benefits	6,448	6,448	—	—	3,224
Outplacement Services	—	5,000	—	—	—
	$405,148	$1,133,848	$843,300	$870,300	$873,524

Steven E. Cochran
Base Salary	$81,250	$81,250	$—	$162,500	$162,500
Non-Equity Incentive Compensation	163,434	163,434	—	163,434	163,434
Equity Options and Awards (3)	—	254,060	254,060	211,435	211,435
Insurance Benefits	2,275	2,275	—	—	4,550
Outplacement Services	—	5,000	—	—	—
	$246,959	$506,019	$254,060	$537,369	$541,919

Kenneth D. Spires
Base Salary	$325,000	$325,000	$—	$162,500	$162,500
Non-Equity Incentive Compensation	175,025	175,025	—	175,025	175,025
Equity Options and Awards (2)	—	723,700	723,700	604,100	604,100
Insurance Benefits	8,400	8,400	—	—	4,200
Outplacement Services	—	5,000	—	—	—
	$508,425	$1,237,125	$723,700	$941,625	$945,825

(1)
Amount includes value received under the Stock Award Plan. The value of payments are based upon the closing price of the Company common shares on July 2, 2011 less the $0.01 exercise price, multiplied by the number of options. The resulting amount is increased by 75%, the approximate value of the tax assistance paid by the Company related to options exercised on the Stock Award Plan.

(2)
Amount includes values received under the Stock Award Plan and Stock Option Plan. The value of payments received from the Stock Award Plan based upon the closing price of the Company common shares on July 2, 2011 less the $0.01 exercise price, multiplied by the number of options. The resulting amount is increased by 75%, the approximate value of the tax assistance paid by the Company related to options exercised on the Stock Award Plan. The value of payments received from the Stock Option Plan are based upon the closing price of the Company common shares on July 2, 2011 less the $8.30 exercise price, multiplied by the number of options.

(3)
Amount includes values received under the Stock Award Plan and Stock Option Plan. The value of payments received from the Stock Award Plan based upon the closing price of the Company common shares on July 2, 2011 less the $0.01 exercise price, multiplied by the number of options. The resulting amount is increased by 75%, the approximate value of the tax assistance paid by the Company related to options exercised on the Stock Award Plan. The value of payments received from the Stock Option Plan are based upon the closing price of the Company common shares on July 2, 2011 less the $13.86 exercise price, multiplied by the number of options.

Payments Made Upon Any Termination
Regardless of the manner in which a named executive officer’s employment terminates, the executive is entitled to receive amounts earned during his or her term of employment. Such amounts include:

•	earned but unpaid salary through the date of termination;

•	non-equity incentive compensation earned and payable prior to the date of termination;

•	option grants received which have already vested and are exercisable prior to the date of termination (subject to the terms of the applicable option agreements);

•	unused vacation pay; and

•	amounts accrued and vested under the Company’s 401(k) Plan.
Payments Made Upon Retirement
The Company's Stock Option Plan and Stock Award Plan include provisions for vesting based upon retirement.  Pursuant to these plans, the employee must reach the age of 62 in order to qualify for retirement.  None of the named executive officers has reached the age of 62 to receive these retirement benefits as of July 2, 2011.  The Company does not currently offer additional benefits upon retirement other than the benefits available to any employee leaving the Company.
Payments Made Upon Involuntary Termination for Cause
In the event any named executive officer is terminated for cause (as defined by his or her employment agreement), the executive is not entitled to receive any payments other than those payments identified under the heading “Payments Made Upon Any Termination” above.
Payments Made Upon Involuntary Termination Without Cause
As a result of employment agreements entered into by the Company with the named executive officers, in the event that a named executive officer’s employment is involuntarily terminated without cause, the executive would receive, in addition to the items identified under the heading “Payments Made Upon Any Termination” above:

•
in the case of Mr. Humphreys, twelve months of base salary continuation and payment of non-equity incentive compensation equal to 100% of the target award for the fiscal year in which the termination occurs. In addition, the full award of options (granted pursuant to the Stock Award Plan) related to the fiscal year in which Mr. Humphreys’ employment is terminated will immediately and automatically vest and be exercisable;

•
in the case of Ms. Merrill, Ms. Watson and Mr. Spires, twelve months of base salary continuation and payment of non-equity incentive compensation equal to 100% of the award for the most recent full fiscal year prior to termination;

•
in the case of Mr. Cochran, three months of base salary continuation and payment of non-equity incentive compensation equal to 25% of the award for the most recent full fiscal year prior to termination; and

•
continuation of group life, disability and medical insurance coverage for twelve months in the case of Mr. Humphreys, Ms. Merrill, Ms. Watson and Mr. Spires, and for three months in the case of Mr. Cochran, at levels and rates equal to those immediately prior to termination or, if different, as provided to other executive level employees during such applicable period.

Payments Made Upon a Change in Control
As discussed in detail in the Compensation Discussion and Analysis, the employment agreements, along with the Stock Award Plan, contain change in control provisions. The benefits, in addition to the items listed under the heading “Payments Made Upon Any Termination” above, include:

•
in the case of Mr. Humphreys, if no termination results from the change in control, all then-outstanding unvested options will immediately and automatically vest and be exercisable. If termination results from the change in control, twelve months of base salary, payment of non-equity incentive compensation equal to 100% of the target award for the fiscal year in which the termination occurs, and the full award of options (granted pursuant to the Stock Award Plan) related to the fiscal year in which Mr. Humphreys’ employment is terminated will immediately and automatically vest and be exercisable;

•	in the case of Ms. Merrill, Ms. Watson and Messrs. Cochran and Spires, all then-outstanding unvested options will immediately and automatically vest and be exercisable;

•
in the case of Ms. Merrill, Ms. Watson and Messrs. Cochran and Spires, if termination results from the change in control, twelve months of base salary and payment of non-equity incentive compensation equal to 100% of the award for the most recent full fiscal year prior to termination; and

•
in the case of termination resulting from the change in control, Mr. Humphreys, Ms. Merrill, Ms. Watson and Messrs. Cochran and Spires receive continuation of group life, disability and medical insurance coverage for twelve months at levels and rates equal to those immediately prior to termination or, if different, as provided to other executive level employees during such applicable period. In addition, outplacement assistance will be provided to the executives.

Payments Made Upon Death or Permanent Disability
In the event of the death or permanent disability of a named executive officer, the executive would receive, in addition to the items listed under the heading “Payments Made Upon Any Termination” above:

•
in the case of Mr. Humphreys, six months of base salary continuation and the full award of options (granted pursuant to the Stock Award Plan) related to the fiscal year in which Mr. Humphreys’ employment is terminated resulting from death or permanent disability will immediately and automatically vest and be exercisable;

•	in the case of Ms. Merrill, Ms. Watson and Messrs. Cochran and Spires, six months of base salary continuation;

•
in the case of Ms. Merrill, Ms. Watson and Messrs. Cochran and Spires, the then-outstanding unvested options granted pursuant to the Company’s Stock Award Plan will immediately and automatically vest based on the pro-rata portion of the vesting period prior to the date of death or permanent disability; and

•
in the case of Mr. Humphreys, Ms. Merrill, Ms. Watson and Messrs. Cochran and Spires, continuation of group life, disability and medical insurance coverage for six months at levels and rates equal to those immediately prior to date of permanent disability or, if different, as provided to other executive level employees during

DIRECTOR COMPENSATION
The Company does not pay any director who is also an employee of the Company or any of its subsidiaries for his or her service as a director.
In fiscal year 2011, non-employee directors received the following compensation:

•	$21,000 annual retainer;

•	a grant of 1,000 shares of Common Stock;

•	in the case of the Audit Committee, a $5,000 annual retainer for the committee chairperson and $3,000 for the committee members;

•	in the case of the Compensation and Corporate Governance Committees, a $3,000 annual retainer for the committee chairpersons and $2,500 for the committee members;

•	up to $5,000 every two-year period for Board of Director education; and

•	reasonable travel expenses to attend meetings.
The following table summarizes the compensation that the Company’s non-employee directors earned for services as members of the Board of Directors and any committee of the Board of Directors during fiscal year 2011:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Total ($)
James A. Cochran	$25,625	$13,940	$39,565
Sam P. Cortez	$15,750	$12,610	$28,360
William F. Garrett	$23,125	$13,940	$37,065
Dr. Elizabeth J. Gatewood	$26,000	$13,940	$39,940
Dr. G. Jay Gogue	$15,750	$12,610	$28,360
Dr. A. Max Lennon	$25,750	$13,940	$39,690
E. Erwin Maddrey, II	$26,500	$13,940	$40,440
David T. Peterson	$26,375	$13,940	$40,315
Robert E. Staton, Sr.	$25,250	$13,940	$39,190

(1)
Each non-employee director was granted 1,000 shares of Common Stock which vested upon the filing of the Company’s Annual Report on Form 10-K for its fiscal year ended July 2, 2011. Amounts shown represent the aggregate grant date fair value of stock awards computed in accordance with FASB ASC Topic 718.

For fiscal year 2012, we expect the compensation for non-employee directors to remain the same as fiscal year 2011, except that the annual cash retainer will be increased to $25,000 and the grant of Delta Apparel, Inc. common stock will be increased to 1,500 shares.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information regarding shares of Common Stock issuable pursuant to equity compensation plans as of July 2, 2011:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	50,000	$13.47	486,333
Equity compensation plans not approved by security holders	1,002,847	$10.32	—
Total	1,052,847	$10.47	486,333

On November 11, 2010, the Company's shareholders approved the Delta Apparel, Inc. 2010 Stock Plan ("2010 Stock Plan"). We will not be granting additional awards under either the Delta Apparel Stock Option Plan ("Option Plan") or the Delta Apparel Incentive Stock Award Plan ("Award Plan"); instead, all future stock awards will be granted under the 2010 Stock Plan.
Under the 2010 Stock Plan, the Compensation Committee of our Board of Directors has the authority to determine the employees and directors to whom awards may be granted and the size and type of each award and manner in which such awards will vest. The awards available consist of stock options, stock appreciation rights, restricted stock, restricted stock units, performance stock, performance units, and cash awards. The aggregate number of shares of common stock that may be delivered under the 2010 Stock Plan is 500,000 plus any shares of common stock subject to outstanding awards under the Option Plan or Award Plan that are subsequently forfeited or terminated for any reason before being exercised. The 2010 Stock Plan limits the number of shares that may be covered by awards to any participant in a given calendar year and also limits the aggregate awards of restricted stock, restricted stock units and performance stock granted in any given calendar year. If a participant dies or becomes disabled (as defined in the 2010 Stock Plan) while employed by or serving as a director, all unvested awards become fully vested. The Compensation Committee is authorized to establish the terms and conditions of awards granted under the 2010 Stock Plan, to establish, amend and rescind any rules and regulations relating to the 2010 Stock Plan, and to make any other determinations that it deems necessary.
Prior to expiration of the Option Plan, the Compensation Committee of our Board of Directors had the discretion to grant options for up to 2,000,000 shares of common stock to officers and key and middle level executives for the purchase of our stock at prices not less than fifty percent of the fair market value of the shares on the dates of grant, with an exercise term (as determined by the

Compensation Committee) not to exceed 10 years.
Under the Award Plan, the Compensation Committee of our Board of Directors had the discretion to grant awards for up to an aggregate maximum of 800,000 shares of our common stock. The Award Plan authorized the Compensation Committee to grant to our officers and key and middle level executives rights to acquire shares at a cash purchase price of $0.01 per share. The Award Plan contained provisions for cash payments equal to the taxes due when the shares vest.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee assists the Board of Directors in its oversight of the integrity of the Company’s financial statements, compliance with legal and regulatory requirements, the qualifications, independence and performance of the independent accountants and the performance of the internal audit function. The Audit Committee is comprised entirely of independent directors who meet independence, experience and other qualification requirements of the NYSE Amex Company Guide and SEC requirements. In addition, the Board of Directors has determined that Dr. G. Jay Gogue qualifies as an audit committee financial expert as defined by the SEC.
Management is responsible for the financial reporting process, including the Company's internal control over financial reporting, and for the preparation of the Company's consolidated financial statements, in accordance with generally accepted accounting principles. Our independent accountants are responsible for expressing an opinion on the financial statements and the effectiveness of the Company's internal control over financial reporting, based on an audit conducted in accordance with generally accepted auditing standards. The Committee's responsibility is to oversee and review these processes. The Committee relies, without independent verification, on the information provided to us and on the representations made by management and the independent registered public accounting firm.
The Audit Committee hereby reports as follows:

1.	The Audit Committee appointed Ernst & Young LLP as the independent registered public accounting firm for fiscal year 2011.

2.
The Audit Committee has reviewed and discussed the audited financial statements for the year ended July 2, 2011 and the internal controls over financial reporting as of July 2, 2011 with the Company’s management.

3.	The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees).

4.
The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1, as amended (Independence Discussions with Audit Committees), and has discussed with Ernst & Young LLP its independence from the Company.

In determining Ernst & Young’s independence, the Committee also considered whether the provision of any of the non-audit services provided to the Company is compatible with maintaining their independence. The Committee received regular updates on Ernst & Young’s fees and the scope of audit and non-audit services it provided. All such services were provided consistent with applicable rules and our pre-approval policies and procedures.
Based on our discussions with management, our internal auditors and Ernst & Young, and our review of the audited financial statements, including the representations of management and Ernst & Young with respect thereto, and subject in all cases to the limitations on our role and responsibilities referred to above and set forth in the Audit Committee Charter, the Committee recommended to the Board of Directors that the Company's audited consolidated financial statements for the fiscal year ended July 2, 2011 be included in the Company's Annual Report on Form 10-K. The Committee also approved, subject to shareholder ratification, the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2012.

THE AUDIT COMMITTEE

Dr. A. Max Lennon (Chairperson)
James A. Cochran
Dr. Elizabeth J. Gatewood
E. Erwin Maddrey, II
David T. Peterson

ADDITIONAL INFORMATION
The 2011 Annual Report contains our fiscal year 2011 Annual Report on Form 10-K filed with the Securities and Exchange Commission, including financial statements and financial statement schedules, but excluding exhibits. The Company will furnish to any shareholder, without charge, a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended July 2, 2011, as filed with the SEC, upon written request to Delta Apparel, Inc., 322 S. Main Street, Greenville, South Carolina 29601, Attention: Deborah H. Merrill, Chief Financial Officer.
By Order of the Board of Directors
/s/ Martha M. Watson
Martha M. Watson
Secretary
Greenville, South Carolina
September 28, 2011

DELTA APPAREL, INC.
322 S. MAIN ST.
GREENVILLE, SC 29601

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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M38563-Z56569 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

DELTA APPAREL, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
Vote on Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. To elect a Board of Directors to serve until the next Annual Meeting of shareholders or until their successors are duly elected and qualified:

Nominees:

01) James A. Cochran	05) Robert W. Humphreys
02) Sam P. Cortez	06) E. Erwin Maddrey, II
03) Dr. Elizabeth J. Gatewood	07) David T. Peterson
04) Dr. G. Jay Gogue	08) Robert E. Staton, Sr.

Vote on Proposals

The Board of Directors recommends you vote FOR the following proposals:

The Board of Directors recommends you vote 1 year on the following proposal:

	1 Year	2 Years	3 Years	Abstain
4. Advisory vote on frequency of future advisory votes on executive compensation.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
5. To ratify the appointment of Ernst & Young, LLP as independent registered public accounting firm for the fiscal year ending June 30, 2012.	☐	☐	☐

6. To transact such other business as may properly come before the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and 10-K Wrap are available at www.proxyvote.com.

M38564-Z56569

DELTA APPAREL, INC.
Annual Meeting of Shareholders
November 10, 2011 10:00 AM
This proxy is solicited by the Board of Directors

The undersigned shareholder of Delta Apparel, Inc., a Georgia corporation, hereby constitutes and appoints Robert W. Humphreys, Deborah H. Merrill, and Martha M. Watson, and each of them, attorneys and proxies on behalf of the undersigned to act and vote at the Annual Meeting of Shareholders to be held at 2750 Premiere Parkway, Suite 100, Duluth, Georgia, on November 10, 2011 at 10:00 AM, and any adjournment or adjournments thereof, and the undersigned instructs said attorneys to vote as specified on the reverse side hereof.

This proxy is solicited on behalf of the Board of Directors of Delta Apparel, Inc. and will be voted in accordance with the specifications made by the undersigned on the reverse side of this proxy. If not otherwise specified, this proxy will be deemed to grant authority to vote, and will be voted, for election of each of the nominees for director listed on the reverse side of this proxy and for the approval of proposals 2, 3 and 5 and for "1 Year" for proposal 4.

Continued and to be signed on reverse side